QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99(b)(2)

EXECUTION COPY

MDP ACQUISITIONS PLC

€1,150,000,000

BRIDGE CREDIT AGREEMENT

dated as of September 10, 2002

DEUTSCHE BANK AG LONDON
as Agent

DEUTSCHE BANK AG LONDON
and
MERRILL LYNCH INTERNATIONAL
as Arrangers

4.3	Conditions Subsequent	50
SECTION 5. AFFIRMATIVE COVENANTS		50
5.1	Financial Statements	50
5.2	Certificates; Other Information	51
5.3	Payment of Obligations	52
5.4	Conduct of Business and Maintenance of Existence	52
5.5	Maintenance of Property; Insurance	52
5.6	Inspection of Property; Books and Records; Discussions	52
5.7	Notices	52
5.8	Environmental Laws	53
5.9	Take-Out Financing	53
5.10	Exchange Notes and PIK Exchange Securities	54
5.11	Use of Proceeds of the Take-Out Securities	55
5.12	Further Assurances	55
5.13	The Offer and Related Matters	55
SECTION 6. NEGATIVE COVENANTS		56
6.1	Limitation on Indebtedness and Issuance of Preferred Stock	56
6.2	Limitation on Restricted Payments	60
6.3	Limitation on Restrictions on Distributions from Restricted Subsidiaries	63
6.4	Limitation on Sales of Assets and Subsidiary Stock	65
6.5	Limitation on Liens	66
6.6	Limitation on Affiliate Transactions	66
6.7	Change of Control	67
6.8	Merger, Consolidation, etc	68
6.9	Limitation on Sale and Leaseback Transactions	70
6.10	Limitation on Lines of Business	70
6.11	Restriction on Designation of Unrestricted Subsidiaries	70
6.12	Restriction on Investment Company Activities	70
6.13	ERISA	70
SECTION 7. EVENTS OF DEFAULT		71
SECTION 8. SUBORDINATION		76
8.1	Agreement To Subordinate	76
8.2	Liquidation; Dissolution; Bankruptcy	76
8.3	Default on Senior Indebtedness	76
8.4	Acceleration of Payment of PIK Loans	77
8.5	When Distribution Must Be Paid Over	77
8.6	Subrogation	77
8.7	Relative Rights	77
8.8	Subordination May Not Be Impaired By the Company	77
8.9	Rights of Agent	77
8.10	Distribution or Notice to Representative	78
8.11	Section 8 Not To Prevent Events of Default or Limit Right To Accelerate	78
8.12	Agent Entitled to Rely	78
8.13	Agent to Effectuate Subordination	78
8.14	Agent Not Fiduciary for Lenders of Senior Indebtedness	78
8.15	Reliance by PIK Lenders of Senior Indebtedness on Subordination Provisions	78
SECTION 9. THE AGENT		78

9.1	Appointment	78
9.2	Delegation of Duties	79
9.3	Exculpatory Provisions	79
9.4	Reliance by Agent	79
9.5	Notice of Default	79
9.6	Non-Reliance on Agent and Other Lenders	79
9.7	Indemnification	80
9.8	Agent in Its Individual Capacity	80
9.9	Successor Agent	81
SECTION 10. MISCELLANEOUS		81
10.1	Amendments and Waivers	81
10.2	Notices	82
10.3	No Waiver; Cumulative Remedies	82
10.4	Survival of Representations and Warranties	83
10.5	Payment of Expenses and Taxes	83
10.6	Successors and Assigns; Participations and Assignments	83
10.7	Adjustments; Set-off	86
10.8	Counterparts	86
10.9	Severability	86
10.10	Integration	86
10.11	GOVERNING LAW	86
10.12	Submission To Jurisdiction; Waivers	86
10.13	Acknowledgements	87
10.14	WAIVERS OF JURY TRIAL	87
10.15	Confidentiality	87

SCHEDULES:
1.1(a)	Additional Cost
1.1(b)	Commitments
1.1(c)	Permitted Reorganizations
3.17	Material Subsidiaries
EXHIBITS:
EXHIBIT A	Form of Subordinated Guarantee Agreement
EXHIBIT B	Form of Assignment and Acceptance
EXHIBIT C-1	Form of Initial Loan Note
EXHIBIT C-2	Form of Term Note

v

        BRIDGE CREDIT AGREEMENT, dated as of September 10, 2002, among MDP ACQUISITIONS PLC, an Irish limited liability company (the "Company"), the several lenders from time to time parties hereto (collectively, the "Lenders"; individually, a "Lender"), and DEUTSCHE BANK AG LONDON, as agent for the Lenders hereunder (in such capacity, the "Agent").

        Pursuant to a tender offer (the "Tender Offer") made by MDCP Acquisitions I ("Newco 2") and (outside the United States of America) by Deutsche Bank AG London on behalf of Newco 2, on the terms and subject to the conditions referred to in the Offer Document (as defined herein), Newco 2 intends to acquire (the "Acquisition") all the issued and to be issued shares (including ordinary shares represented by American Depositary Shares) (the "Shares") of Jefferson Smurfit Group plc (the "Target"). In connection with the financing of the Acquisition, (a) certain Affiliates of Madison Dearborn Partners L.L.C. (the "Sponsor") and other investors have invested in newly issued shares of MDCP Acquisitions plc ("Holdings"), an Irish limited liability company that owns 100% of the issued share capital of the Company which in turn owns 100% of Newco 2, (b) Holdings will also own 100% of Arlonberg Limited ("SPV Ireland"), a company incorporated in Ireland, which in turn will own the entire issued and outstanding share capital of Madison Global Holdings Limited ("SPV Offshore"), a company organized under the laws of the Cayman Islands, and the entire issued and outstanding share capital of Madison Dearborn Partners (Netherlands) BV, a company incorporated in The Netherlands ("SPV BV", and collectively with Holdings, the Company, Newco 2, SPV Ireland, SPV BV, the "Acquisition Parties"), (c) MDP Global Investors Limited or other funds or limited partnerships or companies managed by the Sponsor or its principals (MDP Global Investors Limited and such funds, limited partnerships or companies managed by the Sponsor or its principals, together with the Sponsor, "Madison Dearborn"), together with management of the Target and other co-investors to be agreed with the Arrangers shall have contributed proceeds of at least €732,000,000 in share subscriptions and capital contributions (the "Equity Financing"), (d) the proceeds of the Equity Financing will be indirectly contributed as common equity to the Company and as common equity to Newco 2 and applied by Newco 2 in meeting the purchase price for the existing allotted or issued and fully paid shares in the Target and any further shares in the Target which are allotted or issued before the date on which the Tender Offer ceases to be open for acceptance (or such earlier date as the Company and the Lenders may, subject to the Takeover Code and the Exchange Act (each as defined herein), agree (the "Target Shares")), (e) SPV Offshore will obtain through a credit facility (the "SPV Facility") an aggregate principal amount of up to €125,000,000 which amount will be loaned to SPV BV, (f) the proceeds of the SPV Facility will be loaned by SPV BV to Holdings in order for Holdings to subscribe in cash for shares in, and/or make a capital contribution to, the Company and the Company will use such proceeds to subscribe in cash for shares in, and/or make a capital contribution to, Newco 2 and (g) in addition to the Equity Financing and the proceeds from the Company's subscription in cash for shares in, and/or capital contribution to, Newco 2, Newco 2 will obtain (i) Senior Facilities (as defined herein) and (ii) an aggregate principal amount of up to €1,150,000,000 through an intercompany loan from the Company (the "Intercompany Loan").

        In connection with the Acquisition, Newco 2 has obtained an interim senior credit facility (the "Interim Senior Facility") in an aggregate principal amount of €2,650,000,000 (€125,000,000 of which is available to SPV Offshore) pursuant to a Senior Facilities Letter dated June 17, 2002 among Holdings, the Company, Newco 2, Deutsche Bank AG London, Merrill Lynch International and Merrill Lynch Capital Corporation and the Company has obtained an interim bridge facility (the "Interim Bridge Facility") pursuant to a Bridge Facilities Letter dated June 17, 2002 among the Company, Deutsche Bank AG London, Merrill Lynch International and Merrill Lynch Capital Corporation in an aggregate principal amount of €1,150,000,000. The Interim Senior Facility shall be terminated upon the satisfaction of the conditions set out in Clause 4.1 of the Senior Facilities Agreement (as defined herein) and the Senior Facilities shall be used to refinance any amounts outstanding under the Interim Senior Facility, such Senior Facilities Agreement to be executed on or prior to the Closing Date (as defined herein). The Interim Bridge Facility shall be terminated upon the satisfaction of the conditions set out in Section 4.1 of this Agreement. The proceeds of the Initial Loans hereunder will be used to make the Intercompany Loan to Newco 2 or to refinance any amounts outstanding under the Interim Bridge Facility.

        NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

        1.1    Defined Terms.    As used in this Agreement, the following terms shall have the following meanings:

        "Accepting Holder": as defined in Section 2.5(e).

        "Acquired Debt": with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Acquisition": as defined in the preamble to this Agreement.

        "Acquisition Closing": the time at which payment is made in respect of Target Shares for which acceptances have been received by the Offer Unconditional Date in accordance with the Offer Document whereby Newco 2 acquires beneficial ownership of no less than 80% of the Target Shares.

        "Acquisition Costs": all fees, costs, expenses and Taxes incurred by (or required to be paid by) any member of the Group (or by Target or any of its Subsidiaries) in connection with the Acquisition, the Transaction Documents, the investment in Holdings, the Company or Newco 2, and the refinancing of certain indebtedness of the Target Group in each case contemplated or permitted by this Agreement or described in the Structure Memorandum (including related prepayment penalties and make-whole payments).

        "Acquisition Parties": as defined in the preamble to this Agreement.

        "Additional Cost": as set forth on Schedule 1.1(a).

        "Adjusted EURIBOR": for any Interest Period, an interest rate per annum equal to (a) EURIBOR for such Interest Period multiplied by (b) a fraction, the numerator of which is the number one and the denominator is the number one minus the Statutory Reserves.

        "Affiliate": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under direct or indirect common control with, such Person. For the purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (i) vote more than 50% (in the case of the use of the term "Affiliate" in the definitions of "Change of Control" and "Continuing Directors", and 10% otherwise) of the shares (or stock, as applicable) having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

        "Affiliate Transaction": as defined in Section 6.6.

        "Agent": Deutsche Bank AG London, together with its affiliates, as agent for the Lenders under this Agreement and the other Loan Documents.

        "Agreed Form Accounts": the form of monthly and quarterly unaudited consolidated financial statements of Newco 2 agreed between the Arrangers and Holdings prior to the date of this Agreement, referred to as such in Section 4.1(t).

        "Agreement": this Bridge Credit Agreement, as amended, supplemented or otherwise modified from time to time.

        "Arrangers": Deutsche Bank AG London and Merrill Lynch International.

        "Asset Disposition":

  (1)
  the direct or indirect sale, lease, conveyance or other disposition or series of related sales, leases, conveyances or other dispositions that are part of a common plan, of any assets or rights, other than sales of inventory in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Section 6.7 hereof and/or Section 6.8 hereof and not by the provisions of Section 6.4; and

  (2)
  the issuance of Equity Interests by any of the Company's Restricted Subsidiaries or the sale of Equity Interests in any of the Company's Subsidiaries (other than directors' qualifying shares or Warrant Shares).

        Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

  (1)
  any single transaction or series of related transactions that involves assets having a fair market value of less than €10,000,000;

  (2)
  a transfer of assets between or among the Company and its Restricted Subsidiaries,

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

  (4)
  the sale, license or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

  (5)
  the sale or other disposition of cash or Cash Equivalents or Marketable Securities in the ordinary course of business;

  (6)
  sales of accounts receivables and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Subsidiary for the fair market value thereof including cash or Cash Equivalents or Marketable Securities in an amount at least equal to 75% of the fair market value thereof as determined in accordance with GAAP;

  (7)
  a Restricted Payment or Permitted Investment that is permitted by Section 6.2 hereof;

  (8)
  the Transaction Asset Sales; and

  (9)
  an Asset Swap effected in compliance with the Section 6.4(d).

        "Asset Swap": the concurrent purchase and sale or exchange of Permitted Business Assets between the Company or any of its Restricted Subsidiaries and another Person that involves assets having a fair market value of at least €10,000,000; provided that any cash received must be applied in accordance with Section 6.4.

        "Assignee": as defined in Section 10.6(c).

        "Attributable Indebtedness": in respect of a sale and leaseback transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Available Commitments": as to any Lender at any time, an amount equal to (a) such Lender's Commitment then in effect, minus (b) the aggregate principal amount of all Loans held by such Lender then outstanding.

        "Bank Indebtedness": any and all amounts payable under or in respect of the Senior Facilities or any Guarantee thereof and any related notes, collateral documents and letters of credit, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Newco 2 whether or not a claim for postfiling interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

        "Benefitted Lender": as defined in Section 10.7(a).

        "Board of Directors":

  (1)
  with respect to a corporation, the board of directors of the corporation;

  (2)
  with respect to a partnership, the board of directors of the general partner of the partnership; and

  (3)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Board of Governors": the Board of Governors of the Federal Reserve System (or any successor thereto).

        "Borrowing": a group of Loans made by the Lenders on a single date and as to which a single Interest Period is in effect.

        "Borrowing Date": any date on which a Borrowing is made in accordance with Section 2.2 of this Agreement.

        "Borrowing Request": as defined in Section 2.2.

        "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City or London are authorized or required by law to close.

        "Capital Stock":

  (1)
  in the case of a corporation, corporate stock or shares;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or shares;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

provided that debt securities convertible into interests specified in (1) through (4) above shall not be deemed "Capital Stock."

        "Capitalized Lease Obligations": an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

        "Cash Equivalents":

  (1)
  euro and U.S. dollars or any other currency that may be borrowed under the Senior Facilities Agreement;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States or a member state of the European Communities on the date hereof or any agency or instrumentality of either thereof (provided that the full faith and credit of the United States or such member state, as the case may be, is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

  (3)
  certificates of deposit, overnight deposits and eurocurrency time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any lender party to the Senior Facilities Agreement or with any commercial bank having capital and surplus in excess of €500,000,000 and an individual rating by Fitch, Inc. of "B" or better;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having a rating at the time of the investment of at least "P-1" from Moody's or "A-1" from S&P or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating and in each case maturing within twelve months after the date of acquisition; and

  (6)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Cash Pay Commitment": as to any Lender, its obligation to make a Cash Pay Loan to the Company on any Borrowing Date in an amount equal to the amount set forth opposite such Lender's name on Schedule 1.1(b) under the heading "Cash Pay Commitment"; collectively the "Cash Pay Commitments". The aggregate Cash Pay Commitments as of the Closing Date shall be €900,000,000.

        "Cash Pay Conversion Date": the date that is the first anniversary of the Closing Date or such later date as determined in accordance with Section 2.2(c).

        "Cash Pay Extension Spread": with respect to any Cash Pay Term Loan, 850 basis points during the three month period commencing on the Cash Pay Conversion Date plus an increase of an additional 50 basis points at the beginning of each subsequent three-month period.

        "Cash Pay Fixed Rate": as defined in Section 2.6(a).

        "Cash Pay Fixed Rate Loans": any Cash Pay Term Loans accruing interest at the Cash Pay Fixed Rate.

        "Cash Pay Initial Loans": as defined in Section 2.1(a).

        "Cash Pay Initial Spread": with respect to any Cash Pay Initial Loan, 650 basis points during the six month period commencing on the Closing Date plus an increase of an additional 50 basis points commencing on the date which is six months following the Closing Date and at the end of each successive three month period thereafter until the Cash Pay Conversion Date.

        "Cash Pay Loans": the collective reference to the Cash Pay Initial Loans and the Cash Pay Term Loans.

        "Cash Pay PIK Interest Amount": the aggregate amount equal to the amount of interest borne by any Cash Pay Loan in excess of 13.5% per annum.

        "Cash Pay Term Loans": as defined in Section 2.1(b).

        "Certain Funds Expiration Date": the date on which the Certain Funds Period terminates in accordance with the definition of "Certain Funds Period".

        "Certain Funds Period": the period commencing on June 17, 2002 and ending on the earlier of (a) the date falling 45 days after the Offer Unconditional Date or, (b) the date the Tender Offer is withdrawn or lapses, or (c) the date falling 4 months after the date on which the Offer Document is posted (subject to extension with the agreement of the Lenders), but provided that the Certain Funds Period shall not, in any event, be longer than 148 days.

        "Change in Law": with respect to any Lender, the adoption of any law, rule, regulation, policy, guideline, or directive (whether or not having the force of law but being of a type with which lenders generally comply) or any change therein or in the interpretation or application thereof by any Governmental Authority having jurisdiction over such Lender, in each case after the Closing Date.

        "Change of Control": in relation to an Acquisition Party, the occurrence of any of the following at any time (i) the Sponsor and its Affiliates ceasing to have the power, directly or indirectly, to vote or direct the voting of shares (or stock, as applicable) having a majority of the ordinary voting power for the election of directors of such Acquisition Party, (ii) the Board of Directors of such Acquisition Party shall cease to consist of a majority of Continuing Directors, (iii) a "change of control" (or analogous concept) for the purposes of the Senior Facilities, howsoever defined, of such Acquisition Party occurs, (iv) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or transfer of the voting stock of such Acquisition Party), in one or a series of related transactions, of all or substantially all of the properties or assets of such Acquisition Party and its Subsidiaries taken as a whole to any "person" (as that term is defined in Section 13(d)(3) of the Exchange Act) other than to the Sponsor and its Affiliates or (v) the adoption of a plan relating to the liquidation or dissolution of such Acquisition Party.

        "Clean-up Period": the period beginning on the date of this Agreement and ending on the day 90 days after the Offer Unconditional Date.

        "Closing Date": the date on which the conditions precedent set forth in Section 4 shall be satisfied or waived.

        "Code": the United States Internal Revenue Code of 1986, as amended from time to time.

        "Commitment": as to any Lender, its Cash Pay Commitment and its PIK Commitment; collectively, as to all such Lenders, the "Commitments".

        "Commitment Percentage": as to any Lender at any time, the percentage of the aggregate Commitments then constituted by such Lender's Commitment (or, after the Loans are made on the Closing Date, the percentage of the aggregate Loans then constituted by such Lender's Loans).

        "Commodities Agreement": with respect to any Person, any commodity agreement or arrangement designed to protect against fluctuations in commodity prices entered into for bona fide hedging purposes as to which such Person is a party or beneficiary.

        "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Code.

        "Consolidated Cash Flow": with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus (to the extent deducted in calculating Consolidated Net Income):

  (1)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period; plus

  (2)
  consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, interest paid under a guarantee of Indebtedness, Specified Dividends, Specified Employee Plan Contributions, and net of the effect of all payments made or received pursuant to Hedging Obligations); plus

  (3)
  depletion, depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash items, including, without limitation, all non-cash charges arising from adjustments to the method of calculating pension liabilities (including relevant investment assumptions) which the Person is required by law to use (excluding any non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period; plus

  (4)
  all non-recurring costs and expenses of the Company and its Restricted Subsidiaries incurred in connection with the Transactions, including but not limited to non-recurring costs and expenses incurred in the related financing transactions and operating changes implemented within 18 months of the completion of the Transactions; plus

  (5)
  to the extent not already eliminated, all items classified, in accordance with GAAP, as (i) extraordinary, (ii) exceptional or (iii) unusual and nonrecurring losses or charges (including, without limitation, severance, relocation and other restructuring costs); minus

  (6)
  to the extent not already eliminated, all items classified, in accordance with GAAP, as (i) extraordinary, (ii) exceptional or (iii) unusual or nonrecurring gains; minus

  (7)
  non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and non-cash items increasing Consolidated Net Income to the extent that it represents the reversal of an accrual or reserve for cash expenses, in each case, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the preceding sentence, clauses (1) and (3) through (7) relating to amounts of a Restricted Subsidiary of a Person will be added to (or subtracted from) Consolidated Net Income to compute Consolidated Cash Flow of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

        "Consolidated Net Income": with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income (if positive) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;

  (2)
  the Net Income, if negative, of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be excluded;

  (3)
  the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained), or, directly or indirectly, by operation of the terms of its charter or any agreement (other than restrictions in the Senior Facilities Agreement and related agreements), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders (except to the extent of the amount of dividends or distributions that have actually been paid in the calculation period);

  (4)
  the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

  (5)
  the cumulative effect of a change in accounting principles shall be excluded; and

  (6)
  for purposes of calculating Consolidated Cash Flow to determine the Fixed Charge Coverage Ratio, the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, equity minority interests.

        "Continuing Directors": at any time and in relation to any Acquisition Party, any member of the Board of Directors of such Acquisition Party who (i) was a member of such Board of Directors after the Offer Unconditional Date in all respects (and immediately following any elections or resignations following the Acquisition Closing Date) or (ii) was nominated for election or elected to such Board of Directors with, or whose nomination for election or election to such Board of Directors was approved by, the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (iii) is a designee of the Sponsor or its Affiliates or was nominated by the Sponsor or its Affiliates or any designees of the Sponsor or its Affiliates on such Board of Directors.

        "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

        "Conversion Date": the Cash Pay Conversion Date or the PIK Conversion Date, as the case may be.

        "Credit Facilities": one or more debt facilities or indentures (including, without limitation, the Senior Facilities) or commercial paper facilities, in each case with banks or other institutional lenders providing for loans or other extensions of credit, including revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), working capital loans, swing lines, ancillary facilities, advances or letters of credit, notes or debentures, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured or refinanced in whole or in part from time to time.

        "Currency Agreement": in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

        "Debt Obligations": any principal, interest, penalties, fees, indemnifications, expenses, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Default": any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

        "Delayed Contribution": as defined in Section 4.3(a).

        "Designated Senior Indebtedness": (i) the Bank Indebtedness and (ii) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least €20,000,000 and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of this Agreement.

        "Disqualified Stock": any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary) or is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the date that is either (A) 91 days after the date on which the Loans mature or on which there are no Loans outstanding or (B) the day immediately following the last day on which payment of any Loan may be set aside as a preferential payment under applicable law. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Sections 6.2, 6.4 or 6.7 hereof.

        "Dollar" or "U.S. dollar": the currency of the United States of America.

        "Engagement Letter":    the engagement letter dated June 17, 2002 among the Company, Holdings, the Agent, Merrill Lynch International and Merrill Lynch Capital Corporation (including the accompanying Indemnity Letter).

        "Environmental Approval": any authorization required by any Environmental Law.

        "Environmental Claim": any claim by any person in connection with (i) a breach, or alleged breach, of Environmental Law, (ii) any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or (iii) any other environmental contamination.

        "Environmental Laws": any law or regulation concerning (i) the protection of human health and safety, (ii) the environment or (iii) any emission or substance which is capable of causing harm to any living organism or the environment.

        "Equity Documents": the equity commitment letter dated June 17, 2002, between the Sponsor, Newco 2 and Madison Dearborn Capital Partners IV, L.P. and the constitutional documents of Holdings, the Company and Newco 2.

        "Equity Financing": as defined in the preamble to this Agreement.

        "Equity Interests": Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "EURIBOR": for any Interest Period, the arithmetic mean (expressed as a percentage rounded upwards, if necessary, to four decimal places) of (i) the London interbank offered rates for deposits of euro for a period equal to such period at or about 11 a.m. (London time) on the first day of such period as displayed on the relevant Dow Jones Markets screen (or such other screen as may replace such screen on such system) or (ii) if at such time on such date no such rate is so displayed, of the rates quoted by the Reference Banks to the Agent at the request of the Agent as the rate determined by each Reference Bank to be that at which deposits of euro for a period equal to such period were being offered by such Reference Bank to leading banks in the London Interbank Market at such time on such date for such period or (iii) if EURIBOR cannot be determined on either such basis, of the rates quoted by each of the Lenders to the Agent at the request of the Agent as the rate determined in good faith by each Lender to be its cost of funds in respect of the relevant borrowing for such period.

        "euro" and "€": the single currency of the Participating Member States.

        "Event of Default": any of the events specified in Section 7 other than a Major Default, provided that all requirements for the giving of notice, the lapse of time, or both, and any other conditions, have been satisfied.

        "Exchange Act": the United States Securities Exchange Act of 1934, as amended.

        "Exchange Note": each note issued to refinance the Cash Pay Loans under the Indenture and delivered pursuant to Sections 2.3 and 5.10; collectively, the "Exchange Notes".

        "Exchange Request": as defined in Section 5.10.

        "Excluded Contributions": except as expressly set forth herein, the net cash proceeds received by the Company after the date hereof from (a) contributions to its common equity capital and (b) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee ownership plan or similar trust established by the Company or any of its Subsidiaries for the benefit of its or their employees or other Person to the extent such sale is financed by loans to such person from or guaranteed by the Company, the Subsidiary Guarantor or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) of Capital Stock (other than Disqualified Stock) of the Company, in each case that is designated within 60 days of the receipt of such net cash proceeds as an "Excluded Contribution" pursuant to an Officers' Certificate.

        "Excluded Taxes": with respect to any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, Taxes imposed on (or measured by) its overall net income, profits or gains by the jurisdiction or jurisdictions under the laws of which such recipient is organized or is resident for tax purposes or in which its applicable lending office is located.

        "Executive Contracts": the contracts of service made between each of the chief executive officer, chief financial officer and chief operating officer of Holdings.

        "Existing Foreign Subsidiary Indebtedness": Indebtedness of a Restricted Subsidiary that is organized outside Ireland under borrowing extended prior to the date hereof to any such Restricted Subsidiary by Persons other than the Company or any of its Restricted Subsidiaries.

        "Existing Indebtedness": Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Senior Facilities Agreement) in existence on the date hereof, until such amounts are repaid.

        "Existing Notes": (i) the $250,000,000 6.75% Notes due 2005 issued by Smurfit Capital Funding plc and guaranteed by the Target and (ii) the $292,300,000 7.50% Debentures due 2025 issued by Smurfit Capital Funding plc and guaranteed by the Target.

        "Fee Letter": the fee letter dated June 17, 2002 among the Company, the Agent, Merrill Lynch International and Merrill Lynch Capital Corporation.

        "Final Maturity Date": the tenth anniversary of the Closing Date.

        "Financial Model":    the financial model referred to in Section 4.1(k).

        "Fixed Charges": with respect to any specified Person for any period, the sum, without duplication, of consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments (other than interest on PIK Loans), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, interest paid under a guarantee of Indebtedness, and net of the effect of all payments made or received pursuant to Hedging Obligations) and Specified Dividends and Specified Employee Plan Contributions (excluding amortization of debt issuance costs associated with the Transactions).

        "Fixed Charge Coverage Ratio": with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries Incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowing) or issues, repurchases or redeems Disqualified Stock or a Subsidiary's Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of this definition, the amount of Indebtedness under any revolving credit facility outstanding on the Calculation Date will be computed based on (i) the average daily balance of such Indebtedness during the applicable four-quarter period or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the Calculation Date; provided that in the case of a repayment, repurchase or redemption of Indebtedness Incurred under any revolving credit facility, pro forma effect shall be given thereto only if and to the extent that such Indebtedness has been permanently repaid and the related commitment terminated. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months).

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

  (2)
  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and the Consolidated Cash Flow (if positive or negative) directly attributable to assets that are the subject of an Asset Disposition made during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be excluded; and

  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

        "Fixed Rate Loan": any Cash Pay Term Loan accruing interest at a Cash Pay Fixed Rate and any PIK Term Loan accruing interest at a PIK Fixed Rate, as the case may be.

        "Fixed Rate Loan Conversion Date": as defined in Section 2.5(d).

        "Funds Flow Statement": the statement prepared by Newco 2 and agreed with the Senior Facility Agent showing all payments by Newco 2 and/or by members of the Group in connection with the Acquisition, the refinancing of certain Indebtedness of the Target Group and the flow of funds occurring on and immediately before and after the Acquisition Closing.

        "GAAP": generally accepted accounting principles in Ireland as in effect as of the date of this Agreement ("Irish GAAP"); provided, however, that all reports and other financial information provided by the Company hereunder shall be prepared in accordance with Irish GAAP as in effect on the date of such report or other financial information. All ratios and computations based on GAAP contained herein will be computed in conformity with Irish GAAP.

        "Governmental Authority": any nation or government, any state, province or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Group": Holdings and its Subsidiaries other than SPV Ireland and its Subsidiaries.

        "Guarantee": (without duplication) any obligation, contingent or otherwise, of any Person guaranteeing any Indebtedness of any other Person, and any obligation, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantor Senior Indebtedness": with respect to the Subsidiary Guarantor, the following obligations, whether outstanding on the date of this Agreement or thereafter issued, without duplication: (i) the Bank Indebtedness; (ii) any Guarantee of the Bank Indebtedness by the Subsidiary Guarantor and all other Guarantees by the Subsidiary Guarantor of Senior Indebtedness of the Company (including, without limitation, the Take-Out Securities); and (iii) all obligations consisting of principal of and premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Subsidiary Guarantor regardless of whether postfiling interest is allowed in such proceeding) on, and fees and other amount owing in respect of, all other Indebtedness of the Subsidiary Guarantor, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that the obligations in respect of such Indebtedness are not senior in right of, or are subordinate to, payment of the obligations of the Subsidiary Guarantor under the Subsidiary Guarantee; provided, however, that Guarantor Senior Indebtedness will not include (1) any obligations of the Subsidiary Guarantor to another Subsidiary or the Company, (2) any liability for federal, state, local, foreign or other taxes owed or owing by the Subsidiary Guarantor, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of the Subsidiary Guarantor that is expressly subordinate in right of payment to any of the other Indebtedness of the Subsidiary Guarantor, including any Guarantor Senior Subordinated Indebtedness and Guarantor Subordinated Obligations of the Subsidiary Guarantor, or (5) any Capital Stock.

        "Guarantor Senior Subordinated Indebtedness":    with respect to the Subsidiary Guarantor, the obligations of the Subsidiary Guarantor under the Subsidiary Guarantee and any other Indebtedness of the Subsidiary Guarantor that specifically provides that such Indebtedness is to rank pari passu in right of payment with the obligations of the Subsidiary Guarantor under the Subsidiary Guarantee and is not expressly subordinated by its terms in right of payment to any Indebtedness of the Subsidiary Guarantor which is not Guarantor Senior Indebtedness of the Subsidiary Guarantor.

        "Guarantor Subordinated Obligation": with respect to the Subsidiary Guarantor, any Indebtedness of the Subsidiary Guarantor which is expressly subordinate in right of payment to the obligations of the Subsidiary Guarantor under the Subsidiary Guarantee pursuant to a written agreement.

        "Hedging Obligations": of any Person, the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement on Commodities Agreement.

        "Holder" or "Noteholder": the Person in whose name a Loan (and any corresponding Note(s)) or an Exchange Note is registered.

        "Holdings": as defined in the preamble to this Agreement.

        "Incur": issue, assume, Guarantee, incur or otherwise become liable for, directly or indirectly; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

        "Indebtedness": with respect to any Person on any date of determination (without duplication):

    (i)
    the principal of and premium, if any, in respect of indebtedness of such Person for borrowed money,

    (ii)
    the principal of and premium, if any, in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

    (iii)
    all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto),

    (iv)
    all obligations (other than those between or among the Company and any of its Restricted Subsidiaries) of such Person to pay the deferred and unpaid purchase price of property or services (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services,

    (v)
    all Capitalized Lease Obligations and all Attributable Indebtedness of such Person,

    (vi)
    the principal component of all obligations of such Person with respect to the redemption, repayment or other repurchase of Disqualified Stock or, with respect to any Subsidiary of the Company, any Preferred Stock required by the terms thereof to be redeemed (but excluding, in each case, any accrued dividends),

    (vii)
    all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons,

    (viii)

      all Indebtedness of other Persons to the extent Guaranteed by such Person, and

    (ix)
    to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time of determination to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability at such date, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations described above at such date.

        In addition, Indebtedness of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

  (1)
  such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a "Joint Venture");

  (2)
  such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a "General Partner"); and

  (3)
  there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

  (i)
  the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

  (ii)
  if less than the amount determined pursuant to clause (i) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in consolidated interest expense to the extent actually paid by the Company or its Restricted Subsidiaries.

        "Indemnified Taxes": Taxes other than Excluded Taxes.

        "Indenture": the Indenture, substantially in the form to be agreed by the Company and the Agent prior to the first Borrowing Date in respect of the Cash Pay Initial Loans, if any, if and when executed and delivered by the Company and the Trustee thereunder, as amended, waived, supplemented or otherwise modified from time to time.

        "Initial Contribution": as defined in Section 4.2(b).

        "Initial Loans": the collective reference to the Cash Pay Initial Loans and the PIK Initial Loans.

        "Initial Note": as defined in Section 10.6(f).

        "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

        "Insolvent": pertaining to a condition of Insolvency.

        "Intellectual Property Rights": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, in each case whether registered or not and including any related application and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

        "Intercompany Loan": as defined in the preamble to this Agreement.

        "Intercompany Loan Agreement": the intercompany loan agreement, substantially in the form to be agreed by the Company and the Agent prior to the first Borrowing Date in respect of the Initial Loans, between the Company and Newco 2.

        "Interest Payment Date": with respect to any Loan, the last day of the Interest Period applicable to the Loan, and in addition, the date of any prepayment of such Loan; provided that with respect to any Loan bearing interest at the Cash Pay Fixed Rate or the PIK Fixed Rate, as the case may be, interest shall be paid semi-annually, and in addition, the date of any prepayment of such Loan, and the Final Maturity Date.

        "Interest Period": (i) prior to the Conversion Date, (a) as to any Borrowing, the periods commencing on the date of such Borrowing and ending on the earlier of (A) the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is three months thereafter and (B) the Conversion Date, and (ii) following the Conversion Date, the period commencing on the Conversion Date and ending on the last day of each consecutive fiscal quarter of the Company following the Conversion Date and the period ending on the Final Maturity Date; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

        "Interest Rate Agreement": with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

        "Interim Bridge Facility": as defined in the preamble to this Agreement.

        "Interim Loans": any loans made under the Interim Bridge Facility.

        "Investment Banks": the Agent and Merrill Lynch International and one or more investment banks reasonably satisfactory to the Arrangers, the Target and the Sponsor (it being understood that the Target's and Sponsor's consent rights do not extend to members of an underwriting syndicate for the Take-Out Securities) which may be engaged by the Company to publicly sell or privately place the Take-Out Securities in accordance with Section 5.9.

        "Investments": with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of Section 6.2 hereof. The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 6.2 hereof.

        "Legal Due Diligence Report": the legal due diligence report dated June 14, 2002 prepared by Kirkland & Ellis.

        "Lenders": as defined in the preamble to this Agreement.

        "Lien": with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.

        "Litigation Bonds": the third-party bonds issued on behalf of the Target and/or one or more of its subsidiaries in a principal amount of approximately €47,000,000 in connection with the currently pending litigation in Spain and the related counter-indemnities provided by Smurfit International B.V. and the Target in respect of the bonds.

        "Loan Documents": this Agreement, the Warrant Agreement, the Intercompany Loan Agreement, the Priority Agreement, the Subsidiary Guarantee and the Loan Notes.

        "Loan Note Instrument":    the instrument documenting the Tender Offer Loan Notes.

        "Loan Notes": the collective reference to the Term Notes and the Initial Notes.

        "Loan Participants": as defined in Section 10.6(b).

        "Loans": the collective reference to the Cash Pay Loans and the PIK Loans.

        "Madison Dearborn": as defined in the preamble to this Agreement.

        "Major Default": any of the Major Defaults set forth in Section 7(l).

        "Marketable Securities": publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation whose debt securities are rated in one of the three highest rating categories by either S&P or Moody's.

        "Material Adverse Effect": any event or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets or financial condition of any Obligor (as defined in the Senior Facilities Agreement) that is a Material Subsidiary or of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company or the Subsidiary Guarantor to perform any of its payment obligations under any of the Loan Documents.

        "Material Group Member": as defined in the Senior Facilities Agreement.

        "Material Intellectual Property Right": any Intellectual Property Right without which, or without the benefit of which, a member of the Group could not carry on its business substantially as it is being carried on as at the Offer Unconditional Date or as at any date on which the representation and warranty set out in Section 3.11 is made or deemed to be made or repeated hereunder.

        "Material Subsidiary": a Subsidiary of the Company (other than any member of the SPV Group) whose gross assets, pre-tax profits or turnover (in each case, excluding intra-Group items) equal or exceed 5% of the gross assets, pre-tax profits or turnover of the Group.

For this purpose:

  (a)
  the gross assets, pre-tax profits or turnover of a Subsidiary of the Company will be determined from its financial statements (consolidated if it has Subsidiaries) upon which the latest consolidated financial statements of the Group have been based;

  (b)
  if a Subsidiary of the Company becomes a member of the Group after the date on which the latest consolidated financial statements of the Group have been prepared, the gross assets, pre-tax profits or turnover of that Subsidiary will be determined from its latest financial statements;

  (c)
  the gross assets, pre-tax profits or turnover of the Group will be determined from its latest consolidated financial statements adjusted (where appropriate) to reflect the gross assets, pre-tax profits or turnover of any company or business subsequently acquired or disposed of.

Notwithstanding the foregoing, until such time as such Subsidiary is demonstrated by reference to financial statements of that Subsidiary for a period ended after the initial Borrowing (in the case of paragraph (i) below) or after such transfer (in the case of paragraph (ii) below) not to be a Material Subsidiary according to the tests set out above, each of the following companies shall from the Offer Unconditional Date be deemed to be a Material Subsidiary:

  (i)
  each company identified in Schedule 3.17; and

  (ii)
  any member of the Group to which a Material Subsidiary transfers all or any substantial part of its business or assets.

        "Moody's": Moody's Investors Service, Inc., and its successors.

        "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

        "Net Income": with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

  (1)
  any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Disposition (which for these purposes shall include all transactions described in the second paragraph of the definition of "Asset Disposition"); or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

        "Net Proceeds": the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Disposition (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Disposition), sale and leaseback transaction, or any issuance or sale of Capital Stock or Indebtedness, as the case may be, net of the direct costs relating to such Asset Disposition, sale and leaseback transaction, or issuance of

Capital Stock or Indebtedness, including, without limitation, legal, accounting and investment banking fees, sales commissions, any relocation expenses incurred as a result thereof, all taxes of any kind paid or payable as a result thereof and reasonable reserves established to cover any indemnity obligations incurred in connection therewith, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of any such Asset Disposition, sale and leaseback transaction and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

        "Newco 2": as defined in the preamble to this Agreement.

        "Non-Public Indebtedness": (i) Indebtedness represented by promissory notes or similar evidence of Indebtedness under bank loans or similar financing agreements, including private placements to insurance companies, mezzanine lenders, strategic investors and private-equity sponsors; and (ii) any other Indebtedness, provided that it (A) is not listed, quoted or tradeable on any exchange or market, including any market for securities eligible for resale pursuant to Rule 144A under the Securities Act, (B) is not issued or sold by means of any prospectus, offering memorandum (but not an information memorandum of the type used in a bank syndication) or similar document typically used in connection with road show presentations, (C) is not marketed in an underwritten securities offering and (D) if placed with or through an agent, the agent does not place it with its high-yield bond accounts.

        "Non-Recourse Debt": Indebtedness:

  (1)
  as to which neither the Company nor any of its Restricted Subsidiaries (a) provides guarantee or credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender or is directly or indirectly liable;

  (2)
  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Loans) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

  (3)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

        "Notes": the Loan Notes and the Exchange Notes, as originally executed or as subsequently amended from time to time pursuant to the applicable provisions hereof.

        "Obligations": the collective reference to the unpaid principal of and interest on the Loans and the Exchange Notes and all other obligations and liabilities of the Company (including, without limitation, interest accruing at the then applicable rate provided in this Agreement and the Indenture, as the case may be, after the maturity of the Loans and the Exchange Notes and interest accruing at the then applicable rate provided in this Agreement or the Indenture, as the case may be, after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition is allowed in such proceeding) to the Agent, any Lender, the Trustee or any Noteholder, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with this Agreement, any of the other Loan Documents, the Indenture or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Agent, the Trustee, the Lenders or the Noteholders that are required to be paid by the Company pursuant to the express terms of any of the foregoing agreements).

        "Offer Document": the document containing the Tender Offer posted to shareholders of the Target on July 5, 2002 by Newco 2.

        "Offer Unconditional Date": the date on which the Tender Offer is declared or becomes unconditional in all respects.

        "Officers' Certificate": a certificate signed by two Responsible Officers of the Company.

        "Opinion of Counsel": a written opinion from legal counsel who is reasonably acceptable to the Agent.

        "Original Initial Note": as defined in Section 10.6(f).

        "Original Term Note": as defined in Section 10.6(g).

        "Other Foreign Subsidiary Indebtedness": Indebtedness of a Restricted Subsidiary that is organized outside Ireland under borrowing extended after the date hereof to any such Restricted Subsidiary by Persons other than the Company or any of its Restricted Subsidiaries.

        "Participating Member State": a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Union for European Monetary Union.

        "Payment Blockage Period": as defined in Section 8.3.

        "Payment Default": as defined in Section 7(e).

        "Payment Sharing Notice": a written notice from the Company or any Lender informing the Agent that an Event of Default has occurred and is continuing and directing the Agent to allocate payments thereafter received from or on behalf of the Company in accordance with the provisions of Section 2.8.

        "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

        "Permitted Business": the containerboard, paperboard and packaging products business and any business in which the Company and its Restricted Subsidiaries are engaged on the date hereof or any business activity that is a reasonable extension, development or expansion thereof or ancillary to any of the foregoing.

        "Permitted Business Assets": assets used or useful in a Permitted Business, including a majority of the Voting Stock of a Permitted Business.

        "Permitted Debt": as defined in Section 6.1(b).

        "Permitted Investments":

  (1)
  any Investment in the Company or in a Restricted Subsidiary of the Company;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of the Company; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 6.4 hereof;

  (5)
  any Investment (other than Cash Equivalents) payment for which consisted solely of Capital Stock of the Company (other than Disqualified Stock);

  (6)
  Hedging Obligations;

  (7)
  any Investment existing on the date hereof and any Investments issued in connection with the Transaction Asset Sales;

  (8)
  any Investment in securities of trade creditors or customers received in compromise of obligations of such persons incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

  (9)
  negotiable instruments held for deposit or collection in the ordinary course of business;

  (10)
  loans, guarantees of loans, advances or other extensions of credit to officers, directors, employees or consultants of the Company or a Restricted Subsidiary of the Company not to exceed €20,000,000 in the aggregate outstanding at any time;

  (11)
  receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

  (12)
  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (13)
  any Investment by the Company or any of its Restricted Subsidiaries in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided that each such Investment is in the form of a Purchase Money Note, an equity interest or interests in accounts receivables generated by the Company or any of its Restricted Subsidiaries;

  (14)
  Guarantees issued in accordance with Section 6.1;

  (15)
  Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

  (16)
  Investments in notes of Transaction Asset Purchasers made in connection with and as contemplated under the terms of the Transaction Asset Sales;

  (17)
  any Asset Swap made in accordance with Section 6.4(d); and

  (18)
  after the Conversion Date, other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding not to exceed the greater of €50,000,000 or 5.0% of Total Assets; provided, however, that if an Investment pursuant to this clause (18) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of the Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1), above, and shall cease to have been made pursuant to this clause (18).

        "Permitted Liens":

  (1)
  Liens securing Indebtedness incurred under Credit Facilities that were permitted by the terms of this Agreement to be incurred;

  (2)
  Liens in favor of the Company or any Restricted Subsidiary;

  (3)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

  (4)
  Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

  (5)
  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (6)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of Section 6.1(b) covering only the assets acquired with such Indebtedness;

  (7)
  Liens existing on the date hereof together with any Liens securing Permitted Refinancing Indebtedness incurred under clause (5) of Section 6.1(b) in order to refinance the Indebtedness secured by Liens existing on the date hereof; provided that the Liens securing the Permitted Refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced;

  (8)
  Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

  (9)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

  (10)
  Liens securing Attributable Indebtedness;

  (11)
  Liens on cash assets securing the Tender Offer Loan Notes; provided that such Liens do not, in the aggregate, extend to an amount of cash assets greater in value than the principal face amount of the Tender Offer Loan Notes so secured;

  (12)
  Liens on assets of a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

  (13)
  Liens securing Indebtedness incurred under the indentures relating to the Existing Notes;

  (14)
  Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed €25,000,000 at any one time outstanding;

  (15)
  Liens securing Hedging Obligations entered into in the ordinary course of business;

  (16)
  Liens to secure Existing Foreign Subsidiary Indebtedness or Other Foreign Subsidiary Indebtedness permitted to be incurred pursuant to Section 6.1(b)(16); and

  (17)
  Liens to secure the Litigation Bonds and any refinancing or replacement of the Litigation Bonds.

        "Permitted Refinancing Indebtedness": any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon, prepayment penalties, redemption or repurchase premiums, defeasance costs, fees and expenses and premiums incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to any of the Loans, such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and is subordinated in right of payment to, all such Loans on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (4)
  such Indebtedness is Incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Permitted Reorganization": (a) an amalgamation, merger, demerger, reconstruction or other reorganization on a solvent basis of a member of the Group other than Holdings, the Company or Newco 2, where all of the business and assets of that member remain within the Group, (b) any reorganization set forth on Schedule 1.1(c) hereto and (c) any other reorganization of one or more members of the Group approved by the Agent (acting on the instructions of the Required Lenders).

        "Person": an individual, partnership, corporation, limited liability company, association, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

        "PIK Commitment": as to any Lender, its obligation to make a PIK Loan to the Company on any Borrowing Date in an amount set forth opposite such Lender's name in Schedule 1.1(b) under the heading "PIK Commitment"; collectively as to all such Lenders, the "PIK Commitments". The aggregate PIK Commitments as of the Closing Date shall be €250,000,000.

        "PIK Conversion Date": the date that is the first anniversary of the Closing Date or such later date as determined in accordance with Section 2.2(c).

        "PIK Exchange Securities": the PIK preferred equity securities issued to refinance any PIK Loans in accordance with Sections 2.3 and 5.10.

        "PIK Extension Spread": with respect to any PIK Term Loan, 1150 basis points during the three month period commencing on the PIK Conversion Date plus an increase of an additional 50 basis points at the beginning of each subsequent three-month period.

        "PIK Fixed Rate": as defined in Section 2.6(b).

        "PIK Fixed Rate Loans": any PIK Term Loans accruing interest at the PIK Fixed Rate.

        "PIK Initial Loans": as defined in Section 2.1(c).

        "PIK Initial Spread": with respect to any PIK Initial Loan, 950 basis points during the six month period commencing on the Closing Date plus an increase of an additional 50 basis points commencing on the date which is six months following the Closing Date and at the end of each successive three month period thereafter until the PIK Conversion Date.

        "PIK Interest Amount": as defined in Section 2.6(b).

        "PIK Lender": any Lender holding PIK Loans (or a PIK Commitment); collectively as to all such Lenders, the "PIK Lenders".

        "PIK Loans": the collective reference to the PIK Initial Loans and the PIK Term Loans.

        "PIK Term Loans": as defined in Section 2.1(d).

        "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

        "Potential Event of Default": as defined in Section 7.

        "Preferred Stock": as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

        "Press Release": the preconditional press release dated June 17, 2002 issued pursuant to Rule 2.5 of the Takeover Code and the press release dated June 17, 2002 relating to the satisfaction of the precondition.

        "Priority Agreement": the priority agreement, dated prior to the date of the first drawdown under the Senior Facilities Agreement, between, among others, the Company, Newco 2, the Agent, the lenders under the Senior Facilities Agreement and members of the Group who have made or borrowed intercompany loans from other members of the Group.

        "Private Debt": the (i) $462,000,000 aggregate principal amount outstanding of notes issued pursuant to the Note and Guarantee Agreement, dated September 24, 1993, by Smurfit International B.V. and Smurfit Packaging Corporation and guaranteed by the Target and (ii) £30,000,000 aggregate principal amount outstanding of notes issued pursuant to the Note and Guarantee Agreement, dated September 24, 1993, by Smurfit International B.V. and Smurfit Packaging Corporation and guaranteed by the Target.

        "Projections": as defined in Section 5.2(c).

        "Purchase Money Note": a promissory note evidencing a line of credit, which may be irrevocable, from, or evidencing other Indebtedness owed to, the Company or any of its Restricted Subsidiaries in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

        "Qualified Capital Stock": any Capital Stock that is not Disqualified Stock.

        "Qualified Receivables Transaction": any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to:

  (1)
  a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries); and

  (2)
  any other Person (in the case of a transfer by a Receivables Subsidiary),

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving accounts receivable.

        "Receivables Subsidiary": a Wholly Owned Subsidiary of the Company that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

  (1)
  has no Indebtedness or other Debt Obligations (contingent or otherwise) that:

  (a)
  are guaranteed by the Company or any of its Restricted Subsidiaries, other than contingent liabilities pursuant to Standard Securitization Undertakings;

  (b)
  are recourse to or obligate the Company or any of its Restricted Subsidiaries in any way other than pursuant to Standard Securitization Undertakings; or

  (c)
  subjects any property or assets of the Company or any of its Restricted Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

  (2)
  has no contract, agreement, arrangement or undertaking (except in connection with a Purchase Money Note or Qualified Receivables Transaction) with the Company or any of its Restricted Subsidiaries than on terms no less favorable to the Company or such Restricted Subsidiaries than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

  (3)
  neither the Company nor any of its Restricted Subsidiaries has any obligation to maintain or preserve the Receivables Subsidiary's financial condition or cause the Receivables Subsidiary to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Agent by filing with the Agent a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying, to the best of such officer's knowledge and belief after consulting with counsel, that such designation complied with the foregoing conditions.

        "Reference Banks": the principal London offices of Deutsche Bank AG London, Merrill Lynch International, ABN Amro Bank N.V., Credit Lyonnais and The Governor and Company of the Bank of Scotland and/or any other Lender appointed as such by the Agent after consultation with the Company.

        "Refinancing Disqualified Stock": as defined in Section 6.2(c).

        "Register": as defined in Section 10.6(d).

        "Regulation U": Regulation U of the Board of Governors as in effect from time to time.

        "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

        "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

        "Reports": each of (a) the Legal Due Diligence Report, (b) the accountants and tax report dated June 28, 2002 prepared by Ernst & Young, (c) the market report prepared by Jaakko Poyry dated June 13, 2002 (updated by a further report dated June 21, 2002) and (d) the environmental report dated June 14, 2002 prepared by Environ.

        "Representative": the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

        "Required Lenders": at any time, Lenders holding more than 51% in principal amount of outstanding Loans and undrawn Commitments (or, if there are no Loans then outstanding, more than 51% of the Commitments).

        "Requirement of Law": as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any present or future law, treaty, statute, rule, regulation, common law or determination of an arbitrator or a court or other Governmental Authority and all official directives, consents, approvals, authorizations, guidelines, restrictions and policies of any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        "Reservations": the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, defenses of set-off or counterclaim and similar principles, rights and defenses under the laws of any jurisdiction in which relevant obligations may have to be performed and any qualifications as to matters of law found in the legal opinions delivered to the Agent or any of the Lenders pursuant to this Agreement.

        "Responsible Officer": as to any Person, any of the following officers of such Person: (i) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the senior vice president—finance, the treasurer or the controller of such Person, (ii) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person, (iii) with respect to Section 5.7 and without limiting the foregoing, the general counsel of such Person and (iv) with respect to ERISA matters, the senior vice-president—human resources (or substantial equivalent) of such Person.

        "Restricted Investment": an Investment other than a Permitted Investment.

        "Restricted Payment": as defined in Section 6.2(a).

        "Restricted Subsidiary": any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "SEC": the United States Securities and Exchange Commission or any Governmental Authority which succeeds to the powers and functions thereof.

        "Securities": any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

        "Securities Act": the United States Securities Act of 1933, as amended from time to time.

        "Securities Demand": as defined on Section 5.9(a).

        "Senior Facilities": the €2,525,000,000 senior secured credit facilities to be provided to Newco 2 under the Senior Facilities Agreement.

        "Senior Facilities Agreement": (i) the Senior Facilities Agreement to be entered into by, among others, Newco 2, Deutsche Bank AG London, as facility agent and the Lenders parties thereto from time to time, as the same may be amended, supplemented or otherwise modified from time to time and (ii) any renewal, extension, refunding, restructuring, replacement, or refinancing thereof (whether with the original facilities agent and Lenders or another facilities agent or agents or other lenders and whether provided under the original Senior Facilities Agreement or any other agreement or indenture).

        "Senior Facilities Documents": the "Senior Finance Documents" as defined in the Senior Facilities Agreement.

        "Senior Indebtedness": whether outstanding on the Closing Date or thereafter issued, the Bank Indebtedness, the Cash Pay Loans and Exchange Notes (and any cash pay Take-Out Securities issued to refinance the Cash Pay Loans or Exchange Notes) and all other Indebtedness of the Company and the Subsidiary Guarantor, including interest thereon (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) and fees relating thereto, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are not superior or are subordinate in right of payment to the Cash Pay Loans or the Subsidiary Guarantee, as the case may be; provided, however, that Senior Indebtedness will not include (i) any obligation of the Company or the Subsidiary Guarantor to any Subsidiary, (ii) any liability for Federal, state, foreign, local or other taxes owed or owing by the Company or the Subsidiary Guarantor, (iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (iv) any Indebtedness, Guarantee or obligation of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company, including any Senior Subordinated Indebtedness and any Subordinated Obligations or (v) any Capital Stock.

        "Senior Subordinated Indebtedness": the PIK Loans and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the PIK Loans in right of payment and is not subordinated by its terms in right of payment by its terms to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

        "Shareholders Agreements": the Corporate Governance Agreement and the Management Equity Agreement each between Holdings and others and dated 4th July, 2002 in the form provided to the Arrangers on or prior to the date of this Agreement and referred to in Section 4.1.

        "Specified Acquisition": the acquisition detailed in the Specified Acquisition and Joint Venture Letter (but excluding the Specified Joint Venture).

        "Spanish Litigation Bond": a bond or bonds issued by JPMorgan Chase Bank (formerly The Chase Manhattan Bank) and/or Santander Central Hispano (formerly Banco Santander Central Hispano) (or any replacement therefore) at the request of Target and Smurfit International B.V. in an aggregate principal amount not exceeding €47,000,000 guaranteeing the civil liabilities under the Spanish litigation described in the Legal Due Diligence Report.

        "Specified Acquisition and Joint Venture Letter": the letter so entitled dated on or about the date hereof between the facility agent in respect of the Senior Facilities, Holdings, the Company and Newco 2.

        "Specified Acquisition Debt": Indebtedness incurred by a newly incorporated holding company which is a member of the Group (which prior to the Specified Acquisition has no material assets) in connection with the Specified Acquisition in accordance with the Specified Acquisition and Joint Venture Letter.

        "Specified Acquisition Entity": any company acquired (directly or indirectly) as a result of the Specified Acquisition.

        "Specified Dividends": of a Person, the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries payable to a party other than the Company or a Wholly Owned Restricted Subsidiary (other than (i) dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock), (ii) dividends on any Take-Out Securities to the extent such dividends are paid in kind and (iii) dividends to the Company or a Restricted Subsidiary of the Company), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined effective federal, state, provincial and local tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "Specified Employee Plan Contributions": the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness incurred by such plan or trust; provided, however, that there will be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by the Company or any Restricted Subsidiary.

        "Specified Existing Indebtedness": the carrying value, as adjusted for any Hedging Obligations associated therewith in accordance with GAAP, of (i) the $250,000,000 aggregate principal amount outstanding of 6.75% Notes due 2005 issued by Smurfit Capital Funding plc and guaranteed by the Target, (ii) the $292,300,000 aggregate principal amount outstanding of 7.50% Debentures due 2025 issued by Smurfit Capital Funding plc and guaranteed by the Target, (iii) the Private Debt and (iv) the Existing Foreign Subsidiary Indebtedness, in each case, as converted into euros using the then applicable exchange rate.

        "Specified Joint Venture": the joint venture specified in the Specified Acquisition and Joint Venture Letter.

        "Sponsor": as defined in the preamble to this Agreement.

        "SPV Asset": as defined in the SPV Facility Agreement.

        "SPV BV": as defined in the preamble to this Agreement.

        "SPV BV/Holdings Loan Agreement": the loan agreement in respect of the loan from SPV BV to Holdings of €125,000,000 in agreed form dated on or prior to the initial Borrowing hereunder.

        "SPV Facility": as defined in the preamble to this Agreement.

        "SPV Facility Agreement": the facility agreement dated on or about the date of this Agreement among SPV Offshore, SPV Ireland, Deutsche Bank AG London, Merrill Lynch International and certain other lenders and guarantors in respect of the SPV Facility.

        "SPV Ireland": as defined in the preamble to this Agreement.

        "SPV Offshore": as defined in the preamble to this Agreement.

        "S&P": Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and its successors.

        "Standard Securitization Undertakings": representations, warranties, covenants and indemnities entered into by the Company or any of its Restricted Subsidiaries that are reasonably customary in an accounts receivable transaction.

        "Stated Maturity": with respect to any Security, the date specified in such Security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision.

        "Statutory Reserves": with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined (for purposes hereof, expressed as a decimal percentage of such category of deposits or liabilities).

        "Structure Memorandum": the memorandum and charts prepared on behalf of the Company referred to in Section 4.1.

        "Subordinated Obligation": any Indebtedness of the Company (whether outstanding on the date of this Agreement or thereafter Incurred) which is subordinate or junior in right of payment to the PIK Loans pursuant to a written agreement.

        "Subsequent Initial Note": as defined in Section 10.6(f).

        "Subsequent Term Note": as defined in Section 10.6(g).

        "Subsidiary": as to any Person, any corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

        "Subsidiary Guarantee": the Guarantee by the Subsidiary Guarantor of the Obligations under this Agreement and the Indenture substantially in the form of Exhibit A hereto.

        "Subsidiary Guarantor": MDCP Acquisitions I.

        "Successor Company": as defined in Section 6.8.

        "Take-Out Documents": the offering memoranda, indentures, notes, instruments and other documents pursuant to which the Take-Out Securities are constituted or evidenced.

        "Take-Out Securities": with respect to the Cash Pay Loans and Exchange Notes, senior unsecured notes or debentures of the Company that may be issued by the Company on or after the Closing Date to refinance the Cash Pay Loans or Exchange Notes, and with respect to the PIK Loans and PIK Exchange Securities, preferred equity securities issued by the Company on or after the Closing Date to refinance the PIK Loans or PIK Exchange Securities; provided that Disqualified Stock shall not constitute Take-Out Securities.

        "Takeover Code": the Irish Takeover Panel Act, 1997, Takeover Rules, 2001 and the Irish Takeover Panel Act, 1997, Substantial Acquisition Rules, 2001, in each case made by the Irish Takeover Panel pursuant to the Irish Takeover Panel Act, 1997 (as such rules may be revised, amended or replaced from time to time).

        "Target": as defined in the preamble to this Agreement.

        "Target Group": Target and its Subsidiaries at the Acquisition Closing.

        "Target Shares": as defined in the preamble to this Agreement.

        "Tax" or "Taxes": any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

        "Tender Offer": as defined in the preamble to this Agreement.

        "Tender Offer Documentation": the Offer Document, and any accompanying documentation sent to shareholders of Target in connection therewith, the Transaction Agreement and the Tender Offer Loan Notes.

        "Tender Offer Loan Notes": the notes issued by Newco 2 as consideration for the shares of Target in connection with the Tender Offer; provided that such loan notes are issued in accordance with Irish law, are not issued after the 14th day following the closing of the Tender Offer and are issued on terms consistent with those described in the Offer (including, without limitation, with respect to rate of interest).

        "Term Loans": the collective reference to the Cash Pay Term Loans and the PIK Term Loans.

        "Term Note": as defined in Section 10.6(g).

        "Total Assets": the total consolidated assets of the Company and its Restricted Subsidiaries as set forth on the Company's most recent consolidated balance sheet.

        "Transaction Agreement": the transaction agreement dated June 17, 2002 between Newco 2 and the Target.

        "Transaction Asset Purchaser": each of SPV Ireland and SPV Offshore (and collectively, the "Transaction Asset Purchasers").

        "Transaction Asset Sales": the disposition of assets by the Target and/or one or more of its Subsidiaries to the Transaction Asset Purchasers, as contemplated by this Agreement as part of the Transactions among the aforementioned Persons in exchange for notes issued by the Transaction Asset Purchasers.

        "Transaction Documents": the Loan Documents, the Senior Facilities Documents, the Tender Offer Documentation, the Intercompany Loan, the SPV/Holdings Loan Agreement, the Take-Out Documents, the Equity Documents and the Executive Contracts.

        "Transaction-Related Preferred Stock": Preferred Stock that may be issued by the Company in connection with the financing of the Transactions, including any Preferred Stock that may be issued in order to repay any PIK Loans. Such Transaction-Related Preferred Stock will not constitute Disqualified Stock for purposes of this Agreement.

        "Transaction-Related Preferred Securities": any Transaction-Related Preferred Stock and any loans or other securities that may be provided for under this Agreement.

        "Transactions": the collective reference to the Acquisition and the issuances of Indebtedness under this Agreement, the Indenture, the Amendment to the Articles of Association of the Company in connection with the issuance of the PIK Exchange Securities and the Take-Out Securities.

        "Transferee": as defined in Section 10.6(h).

        "Trustee": as defined in Section 5.10(a).

        "Unrestricted Subsidiary": any Subsidiary of the Company and its direct or indirect Subsidiaries that is designated at any time after the Conversion Date by the Board of Directors of the Company pursuant to a board resolution as an Unrestricted Subsidiary, but only if such designation and the Investment of the Company in such Subsidiary complies with the limitations in Section 6.2 and such Subsidiary: (i) has no Indebtedness other than Non-Recourse Debt; (ii) by such designation does not cause the Company to be unable to Incur €1.00 of additional Indebtedness pursuant to Section 6.1(a) hereof; (iii) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (iv) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Capital Stock of such Person or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (v) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

        Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced by a certified copy of the resolutions of the Board of Directors of the Company giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the preceding conditions and was permitted by Section 6.2 delivered to the Agent. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under Section 6.1, the Company shall be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under Section 6.1 calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

        "Voting Stock": of any Person as of any date, the Capital Stock of such Person that is as of such time entitled to vote in the election of the Board of Directors of such Person.

        "Warrant Agreement": the Warrant Agreement, substantially in the form to be agreed by the Agent and the Company prior to the Acquisition Closing, to be executed and delivered by the Company, Holdings and Deutsche Bank AG London, as warrant agent with respect to the Warrants.

        "Warrant Shares": as defined in the Warrant Agreement.

        "Warrants": the warrants with a minimal exercise price to purchase the ordinary shares of the Company (or, as described in the Warrant Agreement, Holdings).

        "Weighted Average Life to Maturity": when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Restricted Subsidiary": any Wholly Owned Subsidiary which at the time of determination is a Restricted Subsidiary.

        "Wholly Owned Subsidiary": of any specified Person, a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Subsidiaries of such Person.

        1.2    Other Definitional Provisions.    (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

        (b)  As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Company and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

        (c)  The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule, Annex and Exhibit references are to this Agreement unless otherwise specified.

        (d)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

        (e)  Except as otherwise specifically set forth herein, for purposes of determining compliance with any euro-denominated restriction herein, the euro-equivalent amount for purposes hereof that is denominated in a non-euro currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-euro amount is incurred or made, as the case may be.

SECTION 2. AMOUNT AND TERMS OF LOANS

        2.1    Loans.    (a) Subject to the terms and conditions hereof, each Lender severally agrees to make a cash pay loan (individually, a "Cash Pay Initial Loan" and collectively, the "Cash Pay Initial Loans") to the Company in an aggregate principal amount equal to such Lender's Cash Pay Commitment. The Cash Pay Initial Loans will be available beginning on the Closing Date, subject to the delivery of a Borrowing Request in accordance with Section 2.2, through the Certain Funds Expiration Date. Any Cash Pay Initial Loans not drawn on the Certain Funds Expiration Date shall terminate.

        (b)  Subject to the terms and conditions hereof, each Lender severally agrees, if the Cash Pay Initial Loans have not been repaid or exchanged for Exchange Notes on the Cash Pay Conversion Date, to convert the then outstanding principal amount of its Cash Pay Initial Loans into a loan (individually, a "Cash Pay Term Loan" and collectively, the "Cash Pay Term Loans") to the Company, on the Cash Pay Conversion Date, in an aggregate principal amount equal to then outstanding principal amount of the Cash Pay Initial Loans held by such Lender. Upon the making by such Lender of such Cash Pay Term Loan, each Lender shall cancel on its records a principal amount of the Cash Pay Initial Loans held by such Lender corresponding to the principal amount of Cash Pay Term Loans made by such Lender, which corresponding principal amount of the Cash Pay Initial Loans shall be satisfied by the conversion thereof into Cash Pay Term Loans in accordance with Section 2.2(b).

        (c)  Subject to the terms and conditions hereof, each Lender severally agrees to make a PIK loan (individually, an "PIK Initial Loan" and collectively, the "PIK Initial Loans") to the Company in an aggregate principal amount equal to such Lender's PIK Commitment. The PIK Initial Loans will be available beginning on the Closing Date, subject to the delivery of a Borrowing Request in accordance with Section 2.2, through the Certain Funds Expiration Date. Any PIK Initial Loans not drawn on the Certain Funds Expiration Date shall terminate.

        (d)  Subject to the terms and conditions hereof, each Lender severally agrees, if the PIK Initial Loans have not been repaid or exchanged for PIK Exchange Securities on the PIK Conversion Date, to convert the then outstanding principal amount of its PIK Initial Loans into a loan (individually, a "PIK Term Loan" and collectively, the "PIK Term Loans") to the Company, on the PIK Conversion Date, in an aggregate principal amount equal to then outstanding principal amount of the PIK Initial Loans held by such Lender. Upon the making by such Lender of such PIK Term Loan, each Lender shall cancel on its records a principal amount of the PIK Initial Loans held by such Lender corresponding to the principal amount of PIK Term Loans made by such Lender, which corresponding principal amount of the PIK Initial Loans shall be satisfied by the conversion thereof into PIK Term Loans in accordance with Section 2.2(b).

        (e)  Each Lender may at its option make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms of this Agreement. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

        (f)    The failure of any Lender to make the Initial Loan to be made by it shall not relieve any other Lender of its obligation, if any, hereunder to make its Initial Loan during the Certain Funds Period, but no Lender shall be responsible for the failure of any other Lender to make the Initial Loan to be made by such other Lender during the Certain Funds Period.

        2.2    Procedure for Borrowing and Conversion.    (a) The Initial Loans may be made in no more than four Borrowings and no Borrowing shall be less than €250,000,000, or if less, the aggregate amount of the Available Commitments. The Borrowings hereunder shall first be comprised of Cash Pay Loans up to an aggregate principal amount equal to the total Cash Pay Commitment outstanding at such time and then shall be comprised of PIK Loans up to an aggregate principal amount equal to the total PIK Commitment outstanding at such time. The Company shall give the Agent irrevocable notice (a "Borrowing Request") signed by a Responsible Officer (which notice must be received by the Agent prior to 11:00 A.M., London time, two Business Days prior to the anticipated Borrowing Date) requesting that the Lenders make Initial Loans on such Borrowing Date and specifying the amount to be borrowed. Upon receipt of such notice the Agent shall promptly notify each Lender thereof. Not later than 12:00 Noon, London time, on such Borrowing Date each Lender shall make available to the Agent at its office specified in Section 10.2 an amount in immediately available funds equal to the Initial Loans to be made by such Lender. The Agent shall credit the account of the Company on the books of such office of the Agent with the aggregate of the amounts made available to the Agent by the Lenders in immediately available funds.

        (b)  If the Company has not repaid the Initial Loans in full on or prior to the Conversion Date, then, subject to the right of any Lender to exchange its Initial Loans for Exchange Notes or PIK Exchange Securities on the Conversion Date pursuant to Section 2.3(c), and subject to Section 2.2(c), each Lender shall convert the then outstanding principal amount of the Initial Loans and related Initial Notes into Term Loans under this Section 2.2.

        (c)  Notwithstanding anything to the contrary herein, the Lenders shall not be obligated to convert the Initial Loans into Term Loans if there exists a Default as described in Sections 7(a), 7(e), 7(f) or 7(g) hereof or if the Company has failed to make any payments under the Engagement Letter or the Fee Letter when due; provided that if a Default described in Section 7(a) is continuing at the scheduled Conversion Date, but the applicable grace period, if any, set forth in such Section has not expired, the Conversion Date shall be deferred until after the cure of such Default during any applicable grace period.

        2.3    Maturity, Exchange Notes and PIK Exchange Securities.    (a) All the Initial Loans will mature on the Conversion Date.

        (b)  All the Term Loans will mature on the Final Maturity Date.

        (c)  Each Lender will have the option on or after the Conversion Date at any time or from time to time to receive Exchange Notes or PIK Exchange Securities in exchange for the Cash Pay Term Loans or PIK Term Loans, as the case may be, or, on the Conversion Date the Cash Pay Initial Loans or PIK Initial Loans, as the case may be, of such Lender then outstanding in accordance with Section 5.10 of this Agreement. The principal amount of the Exchange Notes and PIK Exchange Securities will equal 100.0% of the aggregate principal amount or liquidation preference, as the case may be (including any accrued and unpaid interest not required to be paid in cash) of the Loans for which they are exchanged. If a Default (but not an Event of Default) shall have occurred and be continuing on the date of such exchange, any notices given or cure periods commenced while the Loan was outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Exchange Note (with the same effect as if the Exchange Note had been outstanding as of the actual dates thereof).

        2.4    Repayment of Loans.    The Company hereby unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of each Loan in accordance with the terms hereof and of the Loan Notes. The Company hereby further agrees to pay to the Agent for the account of each Lender interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.6.

        2.5    Optional and Mandatory Prepayments and Mandatory Termination.    (a) Prior to the Certain Funds Expiration Date, the Company may not prepay the Loans or any portion thereof, except that the Company may prepay the Loans, in whole or in part, in accordance with Section 2.5(b) below. After the Certain Funds Period, the Company may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Agent at least three Business Days prior thereto, which notice shall specify the date and amount of prepayment; provided that if a Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Company shall also pay any amounts owing pursuant to Section 2.11 and provided, further, that on or after the Conversion Date any prepayment shall be applied pro rata among the Loans and Exchange Notes as provided in Section 2.5(e) below. Upon receipt of any such notice the Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans and the Exchange Notes shall be in an aggregate principal amount equal to the lesser of (A) €1,000,000, or a whole multiple of €500,000 in excess thereof, and (B) the aggregate unpaid principal amount of the Loans and Exchange Notes, as the case may be. Prepayments of the Loans and Exchange Notes pursuant to this Section 2.5(a) shall be applied to the outstanding principal amounts of the Loans and Exchange Notes ratably according to the outstanding principal amounts of such Loans and Exchange Notes as provided in Section 2.5(e) below.

        (b)  (i) If, subsequent to the Closing Date, the Company or any of its Subsidiaries shall issue the Take-Out Securities, an amount equal to 100% of the Net Proceeds thereof shall be promptly applied toward the prepayment of the Cash Pay Loans and Exchange Notes or the PIK Loans and PIK Exchange Securities, as the case may be, and, to the extent the principal or stated amount of any Take-Out Securities so issued is in excess of the outstanding principal or stated amount of the Cash Pay Loans and Exchange Notes or the PIK Loans and PIK Exchange Securities, as the case may be, such excess principal or stated amount shall be applied to the reduction of the Cash Pay Commitment outstanding at such time or the PIK Commitment outstanding at such time, as the case may be.

        (ii)  If, subsequent to the Closing Date, the Company or any of its Subsidiaries shall issue any Indebtedness (other than Indebtedness Incurred pursuant to Section 6.1(b)) or Capital Stock (other than shares of Capital Stock of a Subsidiary issued to the Company or any Wholly Owned Restricted Subsidiary of the Company), an amount equal to 100% of the Net Proceeds thereof shall be promptly applied toward the prepayment of the Loans and the Exchange Notes as provided in Section 2.5(e) below and the Commitments shall be terminated to the extent of such prepayment; provided, however, that such Net Proceeds need not be applied to the prepayment of the Loans and the Exchange Notes to the extent that such Net Proceeds are required to be and are applied pursuant to the Senior Facilities Agreement or the Priority Agreement in satisfaction of obligations thereunder.

        (iii)  If, subsequent to the Closing Date, the Company or any of its Subsidiaries shall be required to apply any Net Proceeds pursuant to Section 6.4, an amount equal to such Net Proceeds shall be promptly applied toward the prepayment of the Loans and the Exchange Notes as provided in Section 2.5(e) below and the Commitments shall be terminated to the extent of such prepayment; provided, however, that such Net Proceeds need not be applied to the prepayment of the Loans and Exchange Notes to the extent such Net Proceeds are required to be and are applied pursuant to the Senior Facilities Agreement or the Priority Agreement in satisfaction of the obligations thereunder.

        (iv)  If a Change of Control shall occur, each Holder shall have the right to require that the Company repurchase all or any part of such Holder's Loans and Exchange Notes in accordance with Section 6.7 and shall also have the right to cancel all or any portion of such Holder's unused Commitments.

        (v)  The Company shall give the Agent (which shall promptly notify each Lender) at least three Business Days' prior notice, or telephone notice promptly confirmed in writing, of each prepayment in whole or in part pursuant to this Agreement setting forth the date and amount thereof.

        (c)  Accrued and unpaid interest on the amount of any principal of the Loans prepaid under this Section 2.5 shall be paid to and on the date of such prepayment.

        (d)  If any Loan is converted to a Fixed Rate Loan in accordance with Sections 2.6(a) or 2.6(b), then such Fixed Rate Loan shall not be repurchased by the Company for a period (the "Non-Call Period") equal to the greater of (i) three years beginning on the date on which such Loan is converted to a Fixed Rate Loan (the "Fixed Rate Loan Conversion Date") and (ii) one-half of the period from the Fixed Rate Loan Conversion Date to the maturity date of such Loan. After the Non-Call Period such Fixed Rate Loan may be repurchased by the Company, in whole or in part, at par plus a premium determined by adding the following percentages of the interest rate to par plus accrued interest to the date of repurchase:

First Year after Non-Call Period	50.00%
Second Year after Non-Call Period	33.33%
Third Year after Non-Call Period	16.67%
Fourth Year after Non-Call Period	0.00%

        (e)  As promptly as practicable after the Agent receives notice of a prepayment pursuant to Section 2.5(b)(v), the Agent, in cooperation with the Trustee, shall give notice to each holder of an Exchange Note and each holder of a Fixed Rate Loan of the pro rata amount that would be payable to such holder in respect of such holder's Exchange Note or Fixed Rate Loan, as the case may be and the expected date of such prepayment. Any holder of noncallable Exchange Notes or noncallable Fixed Rate Loans that wishes to accept such prepayment (each, an "Accepting Holder") shall promptly notify the Agent and, in the case of holders of Exchange Notes, the Trustee in writing. Payments and offers to prepay the Loans and Exchange Notes shall be made ratably among the Loans and Exchange Notes. After the Agent receives the prepayment amount, such prepayment amount shall be distributed by the Agent, in cooperation with the Trustee, subject to Section 2.8(b), in the following order, with appropriate adjustments being made to account for the receipt by the Trustee of any prepayment in respect of the Exchange Notes: First, to the payment of all amounts described in clauses "First" and "Second" of Section 2.8(b)(i); Second, to the payment of interest then due and payable on the Loans, Fixed Rate Loans and Exchange Notes of Accepting Holders and callable Fixed Rate Loans and callable Exchange Notes, ratably among the Lenders, the Accepting Holders and Holders of callable Fixed Rate Loans and callable Exchange Notes in accordance with the aggregate amount of interest owed to each such Lender, Accepting Holder and Holder; and Third, to the payment of the principal amount of the Loans, Fixed Rate Loans and the Exchange Notes of Accepting Holders and the callable Fixed Rate Loans and callable Exchange Notes that is then due and payable, ratably among the Lenders, the Accepting Holders and Holders of callable Fixed Rate Loans and callable Exchange Notes in accordance with the aggregate principal amount owed to each such Lender, Accepting Holder and Holder. Amounts offered to and rejected by any Fixed Rate Loan holder or Exchange Note holder shall be first ratably applied to prepay the Loans, the Fixed Rate Loans and Exchange Notes held by Accepting Holders and callable Fixed Rate Loans and callable Exchange Notes. Any offers to prepay noncallable Exchange Notes shall be made in accordance with the provisions relating thereto in the Indenture, and with applicable law, and the distribution of the relevant prepayment amount hereunder shall be made promptly after the expiration of such offer. Any offers to prepay noncallable Fixed Rate Loans shall be made in accordance with this Section 2.5(e).

        2.6    Interest Rates and Payment Dates.    (a) Subject to the provisions of Sections 2.6(c) and 2.6(d), Cash Pay Initial Loans shall bear interest for the period from and including the date such Borrowings are made to, but excluding, the Cash Pay Conversion Date on the unpaid principal thereof at a rate per annum equal to Adjusted EURIBOR for the Interest Period in effect for such Borrowing plus the Cash Pay Initial Spread plus the Additional Cost; provided that, in the event of conditions described in Section 2.6(c), affected Cash Pay Initial Loans shall accrue interest from and including the date of such event to, but excluding, the Cash Pay Conversion Date on the unpaid principal thereof at a rate per annum equal to the rate specified in Section 2.6(c). Cash Pay Term Loans shall bear interest for the period from and including the Cash Pay Conversion Date to, but excluding, the Final Maturity Date or date of exchange for an Exchange Note on the unpaid principal thereof at a rate per annum equal to Adjusted EURIBOR on the Cash Pay Conversion Date and each three-month anniversary thereof plus the Cash Pay Extension Spread plus the Additional Cost; provided, however that on any date on or after the Cash Pay Conversion Date, the Cash Pay Term Loan of any Lender shall, at the election of such Lender, accrue interest at a fixed rate per annum (the "Cash Pay Fixed Rate") equal to the interest rate in effect for such Cash Pay Term Loan on such date. Interest on the Cash Pay Loans shall be paid in cash except as provided in Section 2.6(d).

        (b)  Subject to the provisions of Sections 2.6(c) and 2.6(e), PIK Loans shall bear interest for the period from and including the date such Borrowings are made to but excluding the PIK Conversion Date on the unpaid principal thereof at a rate per annum equal to Adjusted EURIBOR for the Interest Period in effect for such Borrowing plus the PIK Initial Spread plus the Additional Cost; provided that, in the event of conditions described in Section 2.6(c), affected PIK Initial Loans shall accrue interest from and including the date of such event to, but excluding, the PIK Conversion Date on the unpaid principal thereof at a rate per annum equal to the rate specified in Section 2.6(c). PIK Term Loans shall bear interest for the period from and including the PIK Conversion Date to, but excluding, the Final Maturity Date or date of exchange for PIK Exchange Securities on the unpaid principal thereof at a rate per annum equal to Adjusted EURIBOR on the PIK Conversion Date and each three-month anniversary thereof plus the PIK Extension Spread plus the Additional Cost; provided, however, that on any date on or after the PIK Conversion Date, the PIK Term Loan of any Lender shall, at the election of such Lender, accrue interest at a fixed rate per annum (the "PIK Fixed Rate") equal to the interest rate in effect for such PIK Term Loan on such date. Interest on the PIK Loans will be paid by causing such interest to be added to the principal amount of such PIK Loan (the"PIK Interest Amount"). If requested by any Lender, the Company shall issue Subsequent Initial Notes or Subsequent Term Notes, as the case may be, in an aggregate principal amount equal to such PIK Interest Amount.

        (c)  In the event, and on each occasion, that on the day prior to the first day of any Interest Period, a market disruption event shall have occurred and be continuing, the Agent shall promptly give telecopy or telephonic notice thereof to the Company and the relevant Lenders of such occurrence. In the event of any such determination, until the Agent shall have advised the Company and the Lenders that the circumstances giving rise to such notice no longer exist, each Borrowing shall, on the last day of the current Interest Periods therefor bear interest at the rate equal to the aggregate of (i) the applicable Cash Pay Initial Spread or PIK Initial Spread, as the case may be, (ii) the rate notified to the Agent by each affected Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select and (iii) Additional Cost. In this Section 2.6(c), each of the following events is a "market disruption event": (i) Adjusted EURIBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 12:00 noon (London time) on the date on which the interest rate is to be set in respect of any Interest Period or (ii) the Agent receives by close of business on the date on which the interest rate is to be set in respect of any Interest Period notification from Lenders holding more than 35% of the principal amount of any affected Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of Adjusted EURIBOR for the relevant Interest Period. If a market disruption event occurs and the Agent or the Company so requires, the Company and the Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing on an alternative basis for determining the rate of interest and/or funding for the affected Loan and any future Loans. Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the parties hereto. If Adjusted EURIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12:00 noon (London time) on the date on which the interest rate is to be set in respect of any Interest Period, the applicable Adjusted EURIBOR will, subject as provided above, be calculated on the basis of the rates of the remaining Reference Banks.

        (d)  Notwithstanding clauses (a) and (c) above, the interest rate borne by the Cash Pay Loans shall not exceed 15.0% per annum and shall not be less than 10.0% per annum. To the extent the interest on any Cash Pay Loan exceeds a rate of 13.5% per annum, the Company may elect to pay such excess interest (or portion thereof) by paying the appropriate Cash Pay PIK Interest Amount through the increase in the principal amount of the applicable Loans. If requested by any Lender, the Company shall issue Subsequent Initial Notes or Subsequent Term Notes, as the case may be, in an aggregate principal amount equal to such Cash Pay PIK Interest Amount.

        (e)  Notwithstanding clauses (b) and (c) above, the interest rate borne by the PIK Loans shall not exceed 16.0% per annum and shall not be less than 13.0% per annum.

        (f)    If all or a portion of (i) the principal amount of any of the Loans, (ii) any interest payable thereon, or (iii) any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise, but taking into account any applicable grace period under Section 7(a)), such Loan and any such overdue amount shall, without limiting the rights of the Lenders under Section 7, bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 1.0% or (y) in the case of overdue interest, commitment fees or other amounts due and payable hereunder, the applicable rate hereunder for any Loan (but without giving effect to the foregoing clause (x)) plus 1.0%.

        (g)  Interest shall be payable in arrears on each Interest Payment Date and upon the maturity date of the Loan in respect of which any such interest is accruing, provided that interest accruing pursuant to Section 2.6(f) shall be payable from time to time on demand.

        2.7    Computation of Interest and Fees.    (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed. The Agent shall as soon as practicable notify the Company and the relevant Lenders of each determination of Adjusted EURIBOR. Any change in the interest rate on a Loan resulting from a change in the Adjusted EURIBOR shall become effective as of the opening of business on the day on which such change becomes effective. The Agent shall as soon as practicable notify the Company and the relevant Lenders of the effective date and the amount of each such change in interest rate.

        (b)  Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Lenders in the absence of manifest error. The Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Agent in determining any interest rate pursuant to Section 2.6(a) and 2.6(b).

        2.8    Pro Rata Treatment and Payments.    (a) Except to the extent otherwise provided herein, each borrowing of Loans by the Company from the Lenders and any reduction of the Commitments of the Lenders hereunder shall be made pro rata according to the relevant Commitment Percentages of the Lenders with respect to the Loans borrowed or the Commitments to be reduced.

        (b)  Whenever any payment received by the Agent under this Agreement or any Note or any Loan Document is insufficient to pay in full all amounts then due and payable to the Agent and the Lenders under this Agreement:

          (i)    if the Agent has not received a Payment Sharing Notice (or, if the Agent has received a Payment Sharing Notice but the Event of Default specified in such Payment Sharing Notice has been cured or waived in accordance with the provisions of this Agreement), subject to Section 8, such payment shall be distributed by the Agent, in cooperation with the Trustee, and applied by the Agent and the Lenders in the following order, with appropriate adjustment being made to account for any payment received by the Trustee in respect of the Exchange Notes: First, to the payment of reasonable fees and expenses due and payable to the Agent under and in connection with this Agreement or the Subsidiary Guarantee or due and payable to the Trustee under the Indenture; Second, to the payment of all reasonable expenses due and payable under Section 10.5 and any equivalent section of the Indenture, ratably among the Lenders and the Exchange Note Holders in accordance with the aggregate amount of such payments owed to each such Lender or Holder; Third, to the payment of accrued and unpaid interest then due and payable on the Loans and the Exchange Notes ratably among the Lenders and the Exchange Note Holders in accordance with the aggregate amount of interest owed to each Lender and Exchange Note Holder; and Fourth, to the payment of the principal amount of the Loans and the Exchange Notes that is then due and payable, ratably among the Lenders and the Exchange Note Holders in accordance with the aggregate principal amount owed to each such Lender and Exchange Note Holder (and in the case of any Exchange Notes that are not prepayable, subject to the provisions of Section 2.5(e)); or

          (ii)  if the Agent has received a Payment Sharing Notice that remains in effect, subject to Section 8, all payments received by the Agent under this Agreement or any Note shall be distributed by the Agent and applied by the Agent, in cooperation with the Trustee, and the Lenders in the following order, with appropriate adjustment being made to account for any payment received by the Trustee in respect of the Exchange Notes: First, to the payment of all amounts described in clauses "First" and "Second" of the foregoing clause (i), in the order set forth therein; Second, to the payment of the interest accrued and unpaid on all Loans and Exchange Notes, regardless of whether any such amount is then due and payable, ratably among the Lenders and the Exchange Note Holders in accordance with the aggregate accrued interest plus the aggregate principal amount owed to such Lender and the Exchange Note Holders; and Third, to the payment of the principal amount of all Loans and Exchange Notes, regardless of whether any such amount is then due and payable, ratably among the Lenders and the Exchange Note Holders in accordance with the aggregate principal amount owed to each Lender and Exchange Note Holder (and in the case of any Exchange Notes that are not prepayable, subject to the provisions of Section 2.5(e)).

        (c)  All payments (including prepayments) to be made by the Company on account of principal, interest and fees shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, London time, on the due date thereof to the Agent, for the account of the Lenders at the Agent's office located at Winchester House, 1 Great Winchester Street, London EC2N 2DB, in euro and in immediately available funds. The Agent shall promptly distribute such payments in accordance with the provisions of Section 2.8(b) promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day (other than with respect to a Loan accruing interest at the Cash Pay Fixed Rate or PIK Fixed Rate, as the case may be, as to which payments shall be due on the next succeeding Business Day even if such day falls into the next calendar month). In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

        (d)  Unless the Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Agent, the Agent may assume that such Lender is making such amount available to the Agent, and the Agent may, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is not made available to the Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Agent, on demand, such amount with interest thereon at a rate equal to the Agent's reasonable estimate of its daily cost of funds for the period until such Lender makes such amount immediately available to the Agent. A certificate of the Agent submitted to any Lender with respect to any amounts owing under this Section 2.8(d) shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Agent by such Lender within five Business Days of such Borrowing Date, the Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the Loans, on demand, from the Company.

        2.9    Requirements of Law.    (a) If the adoption of or any change in any Requirement of Law (other than a change in the organizational or governing documents of such Lender) or in the interpretation or application thereof or compliance by any Lender or such Lender's holding company (it being understood that the term "Lender" as used in this Section 2.9 shall include such holding company) with any request or directive (whether or not having the force of law but, if not having such force, with which banks customarily comply) from any central bank or other Governmental Authority made subsequent to the date hereof:

          (i)    shall subject any Lender to any Tax with respect to this Agreement or any other Loan Document or change the basis of taxation of payments to such Lender in respect thereof (excluding all Excluded Taxes);

          (ii)  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of Adjusted EURIBOR hereunder; or

          (iii)  increase the cost to, or impose an additional cost on, any Lender in making or keeping available all or part of such Lender's Commitments under this Agreement or maintaining or funding all or part of the Loans made by such Lender;

          (iv)  require any Lender to make a payment or forgo a return calculated by reference to or on any amount received or receivable by such Lender under this Agreement;

          (v)  require any Lender to incur or sustain a loss (including a loss of profits) by reason of being obliged to deduct all or part of such Lender's Commitments under this Agreement or contributions from its capital for regulatory purposes; or

          (vi)  shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably determines to be material, of making, continuing, or maintaining Loans or to reduce any amount receivable hereunder in respect thereof, then, in either case, the Company shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to Section 2.9(a), it shall promptly notify the Company (with a copy to the Agent) of the event by reason of which it has become so entitled.

        (b)  If any Lender shall have determined that the adoption of or any change in any Requirement of Law (other than a change in the organizational or governing documents of such Lender) regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law but, if not having such force, with which banks customarily comply) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the amount payable or the effective rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Company (with a copy to the Agent) of a prompt written request therefor, the Company shall within five Business Days of such request pay to the Agent for the account of such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that the Company shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that (i) such Lender has the right to claim compensation therefor and (ii) the officers of such Lender involved in the administration of such Lender's Commitments and Loans under this Agreement are aware of the circumstances giving rise to such compensation and that such circumstances give a right to claim such compensation; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

        (c)  A certificate as to any additional amounts payable pursuant to this Section 2.9 submitted by any Lender to the Company (with a copy to the Agent) shall be conclusive in the absence of manifest error and shall be accompanied by a statement showing the calculations of such amounts. The obligations of the Company pursuant to this Section 2.9 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

        (d)  Notwithstanding anything to the contrary in this Section 2.9, no Lender shall be entitled to receive any amount in respect of compensation for any such liability to taxes, increased or additional cost, reduction, payment, forgone return or loss to the extent that the same: (i) is taken into account in calculating the Additional Cost; (ii) is already the subject of an additional payment under Section 2.10; or (iii) arises as a consequence of (or of any law or regulation implementing) the proposals for international convergence of capital measurement and capital standards published by the Basle Committee on Banking Regulations and Supervisory Practices in July 1988 unless it results from any change in, or in the interpretation or application of, such proposals (or any law or regulation implementing the same) occurring after the date hereof. A Lender shall, at the request of the Company, take all reasonable steps to mitigate any circumstances which arise and which result in or would result in any amount being payable under this Section 2.9, and the Company shall indemnify each Lender on demand for all costs and expenses reasonably incurred by such Lender as a result of any step taken pursuant to such request. A Lender need not take any such steps if, in the opinion of such Lender, acting reasonably, to do so may be prejudicial to it.

        2.10    Taxes.    (a) Any and all payments by or on account of any obligation of the Company hereunder for the account of any Lender shall be made free and clear of and without deduction for any Indemnified Taxes; provided that if the Company shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.10) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. Notwithstanding the foregoing, the Company shall not be required to increase any amounts payable to or for the account of any Lender with respect to Indemnified Taxes subject to deduction or withholding pursuant to this Section 2.10(a) if such Lender is not entitled to a complete exemption from deduction and withholding in respect of such Taxes at the time such Lender becomes a party to this Agreement, except to the extent such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Company in respect of such Taxes. If the Company reasonably believes that any Taxes as to which it is obligated to indemnify a Lender pursuant to this Section 2.10(a) were not correctly or legally asserted, such Lender will use reasonable efforts to cooperate with the Company to obtain a refund of such Taxes, so long as such efforts would not, in the sole determination of such Lender, result in any additional costs, expenses or otherwise be disadvantageous to it.

        (b)  The Company shall indemnify each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by such Lender (or by the Agent on behalf of such Lender) on or with respect to any payment by or on account of any obligation of the Company hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.10) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Notwithstanding the foregoing, the Company shall not be required to indemnify any Lender with respect to Indemnified Taxes subject to deduction or withholding pursuant to this Section 2.10(b) if such Lender is not entitled to a complete exemption from deduction and withholding in respect of such Taxes at the time such Lender becomes a party to this Agreement, except to the extent such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Company in respect of such Taxes. If the Company reasonably believes that any Taxes as to which it is obligated to indemnify a Lender pursuant to this Section 2.10(b) were not correctly or legally asserted, such Lender will use reasonable efforts to cooperate with the Company to obtain a refund of such Taxes, so long as such efforts would not, in the sole determination of such Lender, result in any additional costs, expenses or otherwise be disadvantageous to it.

        (c)  As soon as practicable after any payment of Indemnified Taxes by the Company to a Governmental Authority, the Company shall deliver to the Agent the original or a certified copy of a receipt, if any, issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

        (d)  If, following any such deduction, withholding or indemnity payment as is referred to in Section 2.9(a) or this Section 2.10, any Lender shall receive or be granted a refund or credit against or remission for any taxes payable by it, such Lender shall, subject to the Company having made any increased payment in accordance with Section 2.9(a) or Section 2.10 and to the extent that such Lender can do so without prejudicing the retention of the amount of such refund or credit or remission and without prejudice to the right of such Lender to obtain any other relief or allowance which may be available to it, reimburse the Company with such amount as such Lender shall in its good faith discretion certify to be the amount of such refund or credit or remission as will leave such Lender (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment or indemnity payment by the Company as aforesaid. Such reimbursement shall be made forthwith upon such Lender certifying that the amount of such refund or credit or remission has been received by it. Nothing contained in this Agreement shall oblige any Lender to investigate whether a tax credit is payable, rearrange its tax affairs or to disclose any information regarding its tax affairs and computations. Without prejudice to the generality of the foregoing, the Company shall not, by virtue of this Section 2.10(d), be entitled to inquire about any Lender's tax affairs.

        (e)  Nothing in this Section 2.10 shall entitle any Lender to receive any additional amounts or indemnity payment from the Borrower to the extent that such additional amounts or payments have not been demanded within six months of the first day on which both (i) the Lender has the right to claim such compensation under this Section 2.10 and (ii) the officers of such Lender involved in the administration of its participation in the Loan Documents are aware of the circumstances giving rise to such compensation.

        2.11    Indemnity.    The Company agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Company in payment when due of the principal amount of or interest on any Loan, (b) default by the Company in making a borrowing of, conversion into or continuation of Loans after the Company has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by the Company in making any prepayment after the Company has given a notice thereof in accordance with the provisions of this Agreement or (d) the making of a prepayment of Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification shall equal an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so paid or prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section 2.11 submitted to the Company by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

        2.12    Change of Lending Office.    Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.9 or 2.10(a) with respect to such Lender, it will, if requested by the Company, use reasonable efforts (consistent with legal and regulatory restrictions) to prepare, file and deliver any certificate, document, form or other instrument reasonably requested by the Company or designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such actions or designation is made on terms that, in the sole determination of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.12 shall affect or postpone any of the obligations of any Company or the rights of any Lender pursuant to Section 2.9 or 2.10(a). The Company agrees to cooperate in a timely fashion with each Lender in providing any necessary information to enable such Lender to complete or file any such certificate, document, form or other instrument.

        2.13    Fees.    The Company agrees to pay to the Agent the fees in the amounts and on the dates previously agreed to in the Fee Letter and the Engagement Letter.

SECTION 3. REPRESENTATIONS AND WARRANTIES

        To induce the Agent and the Lenders to enter into this Agreement and to make the Loans, the Company hereby represents and warrants to the Agent and each Lender as of the Closing Date and, unless a representation is expressed to be given at or as of a specific date only, on each Borrowing Date, that:

        3.1    Financial Condition.    (a) The pro forma balance sheet of the Company and its consolidated Subsidiaries (the "Pro Forma Balance Sheet"), copies of which have heretofore been furnished to each Lender, is the balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2002 (the "Pro Forma Date"), adjusted to give effect (as if such events had occurred on such date) to (i) the consummation of the Transactions and (ii) the payment of estimated fees, expenses, financing costs and estimated tax payments related to the transactions contemplated hereby and thereby. The Pro Forma Balance Sheet has been prepared based on the information currently available to the Company as of the date of delivery thereof, and, to the Company's knowledge, presents fairly on a pro forma basis the estimated financial position of Company and its consolidated Subsidiaries as at June 30, 2002 assuming that the events specified in the preceding sentence had actually occurred at such date.

        (b)  The audited consolidated financial statements of the Target dated December 31, 2001 and the unaudited consolidated financial statements of the Target dated March 31, 2002 and June 30, 2002, copies of which have been furnished to each Lender on or before the Closing Date, have been prepared in accordance with GAAP and present fairly in all material respects the financial position of the Target Group on a consolidated basis, in each case, as at the dates thereof, and the results of operations and statements of cash flows for the periods then ended (as to any unaudited interim financial statements, subject to normal year-end audit adjustments and the absence of footnotes). Neither the Target nor any of its Subsidiaries had, to the actual knowledge of the Company, as at the date of the most recent balance sheet referred to above, any material Guarantee, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto and which, to the actual knowledge of the Company, has any reasonable likelihood of resulting in a material cost or loss.

        3.2    Corporate Existence; Compliance with Law.    Each of the Company and the other Material Group Members (a) is duly organized, validly existing and, to the extent relevant under applicable law, in good standing under the laws of the jurisdiction of its organization, (b) has the power to own its assets and to carry on its business as it is now being or, following completion of the Acquisition, will be conducted and (c) no other event is outstanding which constitutes (or with the giving of notice, expiry of any grace period or fulfillment of any other applicable condition will constitute) a default or termination event (however described) under any document which is binding on it or any of its Subsidiaries or any of its or its Subsidiaries' assets to an extent or in a manner which would have a Material Adverse Effect.

        3.3    Corporate Power; Authorization; Enforceable Obligations.    (a) The Company and the other Acquisition Parties have the power to execute, deliver and perform their respective obligations under the Loan Documents and, in the case of the Company, to borrow the Loans hereunder. All necessary corporate, shareholder and other action has been taken to authorize the execution, delivery and performance of the Loan Documents and no limitation on the powers of the Company to borrow will be exceeded as a result of any transaction under any of the Loan Documents. Each of the Loan Documents constitutes valid, legally binding and (subject to the Reservations) enforceable obligations of the Company and the other Acquisition Parties party thereto in accordance with their respective terms. All authorizations required by Holdings or any of its Subsidiaries in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Transaction Documents have been (or will at the Acquisition Closing be) obtained or effected (as appropriate) and are (or will at the initial Borrowing Date be) in full force and effect. This Agreement, any Note and each of the other Loan Documents has been duly executed and delivered on behalf of each of the Acquisition Parties party thereto.

        (b)  The Warrants have been duly authorized by each of Holdings and the Company and, when executed and authenticated pursuant to the terms of the Warrant Agreement and delivered in accordance with the terms of the Warrant Agreement, will be valid and binding obligations of the Company and Holdings, enforceable against them in accordance with its terms, subject to the Reservations.

        (c)  The Warrant Shares have been duly authorized and reserved for issuance by each of Holdings and the Company.

        3.4    No Legal Bar.    The execution and delivery of, the performance of its (and the other Acquisition Parties' party thereto) obligations under, and compliance with the provisions of, the Loan Documents by it and the other Acquisition Parties party thereto will not (i) contravene any existing applicable law, statue, rule or regulation or any judgment, decree or permit to which it or any of the other Acquisition Parties party thereto is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which it or any of the other Acquisition Parties party thereto is a party or is subject or by which any of their property is bound (or in the case of any such agreement or instrument which the Target or any of its Subsidiaries is a party to or by which the Target's or any such Subsidiary's property is bound, conflict with or result in a breach of or default in any respect of such agreement or instrument which has had or would reasonably be expected to have a material adverse effect on (a) the business, assets or condition (financial or otherwise) of any of the Acquisition Parties or of the Target and its Subsidiaries taken as a whole or (b) the business, assets or condition (financial or otherwise) of the Company, (iii) contravene or conflict with any provision of its (or any of the other Acquisition Parties' party thereto) incorporation documents or by-laws or (iv) result, other than pursuant to the provisions of any of the Loan Documents, in the creation or imposition of, or oblige it or any of the other Acquisition Parties party thereto to create, any encumbrance on any of their assets, rights or revenues.

        3.5    Clean Company.    Prior to the issue of the Press Release, none of the Acquisition Parties undertook any trading or incurred any material liabilities of any nature whatsoever whether actual or contingent other than liabilities for professional fees, any liability which would arise if the relevant company were wound up, or for any liabilities under the Transaction Documents.

        3.6    Senior Facilities Documents; SPV Facility.    Subject to the Reservations, the Senior Facilities Documents remain in full force and effect (other than to the extent caused by a breach by the lenders under the Senior Facilities or in any respect in which such lenders consider not to be material) and all the conditions to drawdown of the proceeds of the Term A Facility, the Term B Facility, the Term C Facility, the Revolving Credit Facility (each as defined in the Senior Facilities Agreement) and the SPV Facility used to finance the Acquisition, have been satisfied (or, on the making of the first drawdown under this Agreement, will have been satisfied) and on satisfaction of those conditions Newco 2 or SPV Offshore, as the case may be, will be able to drawdown such proceeds in accordance with the Senior Facilities Agreement or the SPV Facility, as the case may be.

        3.7    No Major Default.    No Major Default has occurred and is continuing.

        3.8    No Material Litigation.    Save as disclosed in the Legal Due Diligence Report, no litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened (in writing), which would have a Material Adverse Effect. It has not (and none of its Subsidiaries have) breached any law or regulation which breach would have a Material Adverse Effect.

        3.9    No Default.    None of the Company or any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or is reasonably likely to occur from the execution of, or the performance of any transaction contemplated by, any Loan Documents.

        3.10    Ownership of Property.    The Company and each of its Material Subsidiaries owns or has leased or licensed to it all material assets necessary to conduct its business as it is being or will be conducted.

        3.11    Intellectual Property.    The Company and each of its Material Subsidiaries owns or has licensed to it all the Material Intellectual Property Rights (if any) and it does not (nor do any of the Material Subsidiaries), in carrying on its business, infringe any Intellectual Property Rights of any third party in any respect which has, or would be reasonably likely to have, a Material Adverse Effect. The Company and each of its Material Subsidiaries has taken all formal or procedural actions (including the payment of fees) required to maintain the Material Intellectual Property Rights if and to the extent owned by it.

        3.12    Taxes.    (a) The Company is not (and none of its Subsidiaries is) overdue in the filing of any Tax returns or filings where failure to do so would result in any material penalties or fines.

        (b)  The Company is not (and none of its Subsidiaries is) overdue in the payment of any material amount of Tax unless any such overdue payment is being contested in good faith, adequate reserves are being maintained for the payment of such Taxes, the overdue payment can be lawfully withheld and the non-payment will not result in any material penalties or fines.

        (c)  No claims or investigations by any tax authority are being or are reasonably likely to be made or conducted against the Company (or any of its Subsidiaries) which are reasonably likely to result in a liability of or claim against any member of the Group that would have a Material Adverse Effect.

        3.13    Federal Regulations.    No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of the Board of Governors.

        3.14    Labor Matters.    No labour disputes are current or, to the Company's knowledge, threatened (in writing) which would have a Material Adverse Effect.

        3.15    Structure Memorandum.    As at the date hereof and the first Borrowing Date, the Structure Memorandum:

        (a)  the Group structure chart delivered to the Agent shows all members of the Group, and contains descriptions which in all material respects are true, complete and correct of the corporate ownership structure of the Group, as it will be immediately after the initial Borrowing;

        (b)  the Structure Memorandum (together with the Funds Flow Statement) shows or describes all loans in an amount of €5,000,000 (or its equivalent) or more between Holdings, the Company or Newco 2 and any other member of the Group as they will be immediately after the initial Borrowing;

        (c)  the Structure Memorandum sets out (together with the Funds Flow Statement) every material step to be taken at or before the initial Borrowing for the purpose of achieving the initial Borrowing;

        (d)  the Structure Memorandum reflects (together with the Funds Flow Statement) all payments and discharges of indebtedness in excess of €1,000,000 (or its equivalent) due to be made at or about the initial Borrowing by any party to the Transaction Documents in connection with the transactions and matters contemplated thereby; and

        (e)  the Structure Memorandum shows in all material respects the steps which members of the Group are anticipated to undertake and payments which members of the Group are anticipated to make as part of the planned Debt Pushdown (as defined in the Senior Facilities Agreement).

        3.16    Investment Company Act; Other Regulations.    Neither the Company nor any of its Subsidiaries is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. The Company is not, to its knowledge, subject to regulation under any Requirement of Law which limits its ability to incur Indebtedness in any material respect.

        3.17    Subsidiaries.    As of the date hereof, the only Material Subsidiaries of the Company, and the only partnerships, limited liability companies or other joint ventures in which the Company or any of its Material Subsidiaries has an interest are those listed on Schedule 3.17. As of the date hereof, the Company owns the percentage of the Capital Stock or other evidences of the ownership of each Material Subsidiary, partnership, limited liability company or other joint venture listed on Schedule 3.17 as set forth on such Schedule. As of the date hereof, no such Material Subsidiary, partnership or joint venture has issued any securities convertible into shares of its Capital Stock, and the outstanding stock and securities (or other evidence of ownership) of such Material Subsidiaries, partnerships, limited liability company or other joint ventures owned by the Company and its Material Subsidiaries are so owned free and clear of all Liens, warrants, options or rights of others of any kind except for Permitted Liens or as set forth in Schedule 3.17.

        3.18    Purpose of Loans.    The proceeds of the Loans shall be used to fund the Intercompany Loan or, if there are any Interim Loans outstanding under the Interim Bridge Facility, to refinance such Interim Loans (and to pay agreed fees and expenses).

        3.19    Environmental Matters.    It and each of the Material Subsidiaries has obtained all requisite Environmental Approvals required for the carrying on of its business as currently conducted and is in compliance with:

        (a)  the terms and conditions of such Environmental Approvals; and

        (b)  all other applicable Environmental Laws,

where, in each case, if not obtained or complied with the failure or its consequences would have a Material Adverse Effect.

        3.20    Accuracy of Information, etc.    The projections and pro forma financial information contained in the information package for the Senior Facilities were prepared on the basis of recent historical information and assumptions which were believed by the Company to be reasonable at that date. As of the date hereof and each Borrowing Date that occurs on or prior to the Syndication Date (as defined in the Senior Facilities Agreement), nothing has occurred since the date of such information package which has not been fairly disclosed in writing to the Arrangers and which, if disclosed, would result in the factual information or financial projections contained in such information package being untrue or misleading in any material respect.

        3.21    Delivery of the Transaction Documents.    (a) The documents delivered to the Agent by or on behalf of any member of the Group pursuant to Section 4.1 are genuine (and, in the case of photocopies, are, true, complete and accurate copies of originals), are in full force and effect (or if a copy, the original is in full force and effect) and have not been amended, varied or replaced in any respect which could adversely affect the interests of the Agent or the Lenders under the Loan Documents.

        (b)  Documents delivered to the Agent under this Agreement by or an behalf of the Company or any member of the Group after the initial Borrowing will be, when delivered, genuine (or, in the case of copy documents, will be true, complete and accurate copies of originals which were genuine) and when delivered will be in full force and effect (or, if a copy, the original will be in full force and effect).

        3.22    Reports.    As at the date of this Agreement, to the best of the Company's knowledge after due inquiry:

        (a)  all factual information (other than any in the Reports) concerning the Sponsor, the Acquisition Parties and the Target and its Subsidiaries and the transactions contemplated by this Agreement that the Company or the Sponsor (or any of such Person's authorized representatives) supplied to any of the Arrangers was complete and correct in all material respects as at its date and did not omit to state a material fact necessary in order to make such information not materially misleading;

        (b)  all factual information contained in, or referred to, in any of the Reports concerning the Sponsor, the Acquisition Parties and the Target and its Subsidiaries and the transactions contemplated by this Agreement that the Company or the Sponsor (or any of such Person's authorized representatives) supplied to any of the Arrangers was complete and correct in all material respects as at its date and did not omit to state a material fact necessary in order to make such information not materially misleading in light of the circumstances in which the Report was made;

        (c)  all factual information relating to the Group or the Target Group or the transactions contemplated by the Transaction Documents provided to any firm which prepared a Report was true in all material respects at its date or (if appropriate) as at the date (if any) at which it is stated to be given;

        (d)  all expressions of opinion or intention given by or on behalf of any member of the Group or the Target Group and all forecasts and projections furnished by any member of the Group or the Target Group to each such firm were arrived at after careful consideration, and were based on recent historical information and on assumptions which were believed by such member to be reasonable at the date they were supplied;

        (e)  no Report omitted as at its date any factual information which, if disclosed, would make the information contained in that Report untrue or misleading in any material respect in light of the circumstances in which such Report was made available;

        (f)    as at the date of this Agreement, nothing has occurred since the date any factual information was provided to any firm which prepared any Report which has not been disclosed in writing to the Arrangers prior to the date of this Agreement and which, if disclosed, would make any of the factual information in such Report untrue or misleading in any material respect in light of the circumstances in which any factual information was provided to any firm which prepared a Report; and

        (g)  The Company has not omitted to disclose to the Arrangers any factual information which, if not disclosed, would make any of the Reports untrue or misleading in any material respect.

        3.23    Newly Formed Entities.    In the case of Holdings, the Company and Newco 2 only:

        (a)  except as may arise under the Transaction Documents and for Acquisition Costs, prior to the Acquisition Closing neither Holdings, the Company nor Newco 2 has traded or has incurred any material liabilities or commitments (actual or contingent, present or future);

        (b)  Except in respect of (i) the Warrants, (ii) the Warrant Shares and (iii) any equity Take-Out Securities, Holdings is the legal and beneficial owner of all of the shares in the Company. The Company is the legal and beneficial owner of all of the shares in Newco 2. Following the first drawdown under the Senior Facilities and following settlement as described in Appendix II, Part B, paragraph 13 of the Offer Document, Newco 2 will become the beneficial owner and entitled to become the legal owner of no less than 80% of the Target Shares; and

        (c)  the Equity Documents contain all the material terms of the arrangements between the Sponsor and members of the Group as it will be immediately after the Acquisition Closing.

        3.24    ERISA.    Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen. Neither the Company nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA. No such Multiemployer Plan is in Reorganization or Insolvent.

SECTION 4. CONDITIONS PRECEDENT

        4.1    Conditions Precedent To Effectiveness.    This Agreement shall become effective upon the receipt of each of the following documents and evidence in form and substance satisfactory to the Agent.

        (a)  (i) This Agreement, executed and delivered by a duly authorized officer of the Company and each of the other Loan Documents duly executed and delivered by the Company, (ii) for the account of each Lender requesting the same, a Loan Note conforming to the requirements hereof and executed by a duly authorized officer of the Company, (iii) the Warrant Agreement (including the registration rights agreement attached thereto), executed and delivered by a duly authorized officer of Holdings and the Company, and (iv) the Subsidiary Guarantee, executed and delivered by a duly authorized officer of the Subsidiary Guarantor.

        (b)  A copy of resolutions of the Board of Directors of each of Holdings, the Company and the Subsidiary Guarantor approving the terms of, the transactions contemplated by, and the execution of, the Loan Document to which it is a party.

        (c)  A specimen of the signature of each person executing any Loan Document or any document or notice in connection with any Loan Document.

        (d)  A certificate of an authorized signatory of the Company (a) confirming that utilizing the Commitments in full would not breach any limit binding on the Company; (b) certifying that each document specified in this Section 4.1 is correct, complete and in full force and effect and has not been amended or superseded prior to the date of this Agreement; and (c) confirming that the constitutional documents of Holdings, the Company and the Subsidiary Guarantor have not been amended from those delivered prior to signing of the commitment letter in respect of the Interim Bridge Facility or, if they have been so amended, attaching such amendments, and in any case certifying that such constitutional documents (or, if applicable, such constitutional documents as amended) are true, complete and up to date.

        (e)  Evidence that National Registered Agents, Inc. has accepted its appointment as agent for Holdings, the Company and the Subsidiary Guarantor for service of process in New York in connection with the Loan Documents.

        (f)    A legal opinion of Kirkland & Ellis, legal advisors as to matters of New York law to the Company, addressed to the Agent and the Lenders.

        (g)  A legal opinion of McCann FitzGerald, legal advisors as to matters of Irish law to the Agent, addressed to the Agent and the Lenders.

        (h)  The Priority Agreement duly executed by the parties to it and delivered to the Agent.

        (i)    Evidence that all fees and expenses then due and payable by the Company under this Agreement have been or will be paid.

        (j)    A copy of the Executive Contracts.

        (k)  A financial model prepared by or on behalf of Holdings in form and substance satisfactory to the Arrangers (the "Financial Model").

        (l)    A copy of the latest audited consolidated financial statements of the Target Group for its annual accounting period ended December 31, 2001 and the unaudited quarterly consolidated management accounts of the Target Group for the three- or six- month period to June 30, 2002, and legal opinions from Kirkland & Ellis and McKann Fitzgerald in relation to the Senior Facilities Documents.

        (m)  A copy of the Structure Memorandum, together with a copy of the Group structure chart.

        (n)  A copy of the Funds Flow Statement.

        (o)  A copy of the Intercompany Loan Agreement in form and substance reasonably satisfactory to the Arrangers.

        (p)  Copies of the Senior Facilities Documents and confirmation that such documents are in full force and effect and all conditions to funding thereunder (except for any condition that this Agreement be unconditional) have been met, and legal opinions from Kirkland & Ellis and McKann Fitzgerald in relation to the Senior Facilities Documents.

        (q)  A copy of the SPV Facility Agreement and all related documentation and confirmation that such documents are in full force and effect and all conditions to funding thereunder (except for any condition that this Agreement or the Senior Facilities Agreement be unconditional) have been met and a legal opinion from Allen & Overy in relation to the SPV Facility Agreement.

        (r)  A copy of the Loan Note Instrument.

        (s)  A list of the SPV Assets.

        (t)    A copy of the Agreed Form Accounts.

        (u)  A copy of the Shareholders Agreements.

        (v)  A copy of the SPV BV/Holdings Loan Agreement.

        (w)  A copy of the Specified Acquisition and Joint Venture Letter.

        (x)  A copy of the commitment to provide the facility in respect of the Spanish Litigation Bond.

        4.2    Certain Funds Further Conditions Precedent.    During the Certain Funds Period, the obligations of each Lender to participate in any Loan are subject to the following further conditions precedent:

        (a)  Evidence that the Tender Offer has become or been declared unconditional in all respects;

        (b)  Madison Dearborn together with existing management of the Target and other third party investors agreed by the Arrangers shall have subscribed in cash for ordinary or preference shares in Holdings and made capital contributions to Holdings in cash in an aggregate amount of at least €671,000,000 (such amount, the "Initial Contribution"), the proceeds of which shall have been used by Holdings in subscribing in cash for ordinary shares in and/or making capital contributions in cash (in an aggregate amount equal to the Initial Contribution) to the Company and by the Company for subscribing in cash for ordinary shares in and/or making capital contributions in cash to Newco 2 (such subscription to be in accordance with the Equity Documents and the Shareholders Agreements);

        (c)  Unless the Agent otherwise agrees, the Agent has received written confirmation from the bank holding the Initial Contribution that the Initial Contribution held by and available to Newco 2 and either (I) receipt of irrevocable payment instructions to such bank instructing such bank to pay such proceeds to the receiving agent for utilization in the payment for the acquisition of shares in Target or to pay Acquisition Costs as provided for in the Financial Model or the Funds Flow Statement or (II) the Agent will otherwise have received evidence satisfactory to it (acting reasonably) that such proceeds will be used to pay for the acquisition of shares in Target (or for paying Acquisition Costs as provided for in the Financial Model or the Funds Flow Statement);

        (d)  the final corporate and capital structure of the Acquisition Parties shall conform in all material respects to the Structure Memorandum (save for such changes as do not (in the opinion of the Lenders acting reasonably) adversely affect the interests of the Lenders);

        (e)  At the time of the making of each Loan made hereunder and immediately after giving effect thereto (i) no Major Default shall have occurred and be continuing or would result from the making of such Loan and (ii) all of the representations and warranties set forth in Sections 3.2(a), 3.2(b), 3.3(a) and 3.4 through 3.7, in each case as they relate to the Acquisition Party at such time, shall be true and correct with the same effect as though such representations and warranties had been made on and as of such date of such Loan (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date);

        (f)    It is not illegal or contrary to applicable law or regulation for a Lender to participate in the Loan; and

        (g)  No event or occurrence generally affecting banks and financial institutions in the London or European interbank market resulting in the Lender being unable to obtain funding for or to make a

Loan during the Certain Funds Period (but only to the extent it is unable to do so and for the period of that event of occurrence) has occurred and is continuing.

        4.3    Conditions Subsequent.    The Company shall cause (a) within five Business Days after the date of the first drawdown under the Senior Facilities Agreement, Madison Dearborn together with existing management of the Target to have subscribed in cash for ordinary or preference shares in Holdings and made capital contributions to Holdings in cash (in addition to the Initial Contribution) in an aggregate amount of at least €732,000,000 minus the Initial Contribution (such amount, the "Delayed Contribution"), and shall cause the proceeds thereof to be used by Holdings in subscribing in cash for ordinary shares in and/or making capital contributions in cash to the Company and by the Company for subscribing in cash for ordinary shares in and/or making capital contributions in cash (in an aggregate amount equal to the Delayed Contribution) to Newco 2 (such subscription to be in accordance with the Equity Documents and the Shareholders Agreements) and (b) within 12 Business Days after the date of the first drawdown under the Senior Facilities Agreement, SPV Offshore to have borrowed €125,000,000 under the SPV Facility Agreement, SPV BV to have loaned €125,000,000 to Holdings under the SPV BV/Holdings Loan Agreement, Holdings to have used such proceeds to subscribe in cash for shares in and/or to make capital contributions to the Company and the Company to have used such proceeds to subscribe in cash for shares in and/or to make capital contributions in cash to Newco 2, such subscriptions and capital contributions being in addition to the Initial Contribution and the Delayed Contribution.

SECTION 5. AFFIRMATIVE COVENANTS

        The Company hereby agrees that, so long as the Commitments remain in effect, any Loan or Loan Note remains outstanding and unpaid, or any other amount is owing to any Lender or the Agent hereunder or under any of the other Loan Documents (other than the Exchange Notes or the Indenture), the Company shall, and, in the case of the agreements contained in Sections 5.3 through 5.6, 5.8 and 5.11, shall cause each of its Subsidiaries to:

        5.1    Financial Statements.    Furnish to each Lender:

          (a)  as soon as available, but in any event within 120 days after the end of each fiscal year of Company, a copy of the consolidated balance sheet of Company and its consolidated Subsidiaries as at the end of such year and the profit and loss account, and consolidated statement of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by independent certified public accountants of nationally recognized standing;

          (b)  as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidating and consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidating and consolidated profit and loss account and consolidated statement of cash flows of the Company and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form (i) the figures for the previous year, the figures set forth in the relevant budgets required to be delivered in accordance with Section 5.2(b), certified by a Responsible Officer as being fairly stated in all material respects when considered in relation to the consolidated financial statements of the Company and its consolidated Subsidiaries (subject to normal year-end audit adjustments);

          (c)  as soon as available, but in any event not later than 30 days after the end of each month (other than a month the last day of which coincides with the last day of any fiscal quarter) of each fiscal year of the Company, the consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated profit and loss account and consolidated statement of cash flows of the Company and its consolidated Subsidiaries for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form (i) the figures for the previous year and (ii) the figures set forth in the relevant budgets required to be delivered in accordance with Section 5.2(b);

all such financial statements shall fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of such date and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein) and in the case of unaudited financial statements, show at least the information provided for in the Agreed Form Accounts.

        5.2    Certificates; Other Information.    Furnish to the Agent for delivery to each Lender:

          (a)  concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

          (b)  concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b), a certificate of the Chief Financial Officer (i) stating that, to the best of such officer's knowledge, the Company during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement, in the Notes and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, in all material respects, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) stating that all such financial statements fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as at the date thereof and the results of operations and cash flows for the period then ended (subject, in the case of interim statements, to normal year-end audit adjustments) and have been prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as disclosed therein) and (iii) showing in reasonable detail the calculations in the form provided in the "Compliance Certificate" delivered pursuant to the Senior Facilities Agreement;

          (c)  as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Company, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Company and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income) prepared on a basis consistent with GAAP and approved by the Board of Directors of the Company, and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

          (d)  within five days after the same are sent, copies of all financial statements and reports which the Company sends to the holders of any class of its debt securities or public equity securities and within five days after the same are filed, copies of all financial statements and reports which the Company may make to, or file with, the SEC or any successor or analogous Governmental Authority; and

          (e)  promptly, such additional financial and other information as any Lender may from time to time reasonably request.

        5.3    Payment of Obligations.    Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be.

        5.4    Conduct of Business and Maintenance of Existence.    Ensure that no substantial change is made to the general nature of the Company's business and the business of any Material Subsidiary or of the Group taken as a whole from that carried on at the date of this Agreement; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not be reasonably expected to have a Material Adverse Effect.

        5.5    Maintenance of Property; Insurance.    Keep all material and necessary property in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business or as otherwise reasonably requested by the Agent; and furnish to each Lender, upon written request, full information as to the insurance carried except to the extent that the failure to do any of the foregoing with respect to any such property could not reasonably be expected to materially adversely affect the value or usefulness of such property.

        5.6    Inspection of Property; Books and Records; Discussions.    Keep proper books of records and account in which entries that are complete and accurate in all material respects in conformity with GAAP and all applicable Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable advance notice at any reasonable time on any Business Day and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries and, to the extent within its control, with its independent certified public accountants; provided that the Agent or such Lender shall notify Company prior to any contact with such accountants and give the Company the opportunity to participate in such discussions.

        5.7    Notices.    Promptly give notice to the Agent and each Lender of:

          (a)  the occurrence of any Default or Event of Default and promptly upon request by the Agent, the Company must supply to the Agent a certificate, signed by two of its authorized signatories on its behalf, certifying that no Default or Event of Default is outstanding or, if a Default or Event of Default is outstanding, specifying such Default or Event of Default and the steps, if any, being or proposed to be taken to remedy it;

          (b)  any development or event which has had, or could reasonably be expected to have, a Material Adverse Effect;

          (c)  promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending and which might, if adversely determined, have a Material Adverse Effect or which would involve liability or potential or alleged liability in excess of €20,0000,000;

          (d)  any Environmental Claim current, or to its knowledge, pending or threatened in writing, or any circumstances reasonably likely to result in an Environmental Claim, which, in each case, if substantiated would have a Material Adverse Effect; and

          (e)  the following events, as soon as possible and in any event within 30 days after the Company knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of any Plan.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

        5.8    Environmental Laws.

        (a)  Comply with all Environmental Laws and Environmental Approvals applicable to it;

        (b)  Obtain all requisite Environmental Approvals; and

        (c)  Implement (or if already in place, maintain) procedures to monitor compliance with and to prevent liability under any Environmental Law,

in each case where failure to do so would have a Material Adverse Effect.

        5.9    Take-Out Financing.    (a) Take all reasonable actions necessary or desirable, to the extent within its power, so that the Investment Bank can, as soon as practicable after the date hereof publicly sell or privately place, in one or more offerings or placements, the Take-Out Securities. The Investment Bank, in its reasonable discretion after consultation with the Company, shall determine whether, and in which amounts, the Take-Out Securities shall be issued by the Company and the amount of each series of Take-Out Securities to be issued if the Take-Out Securities are to be issued in a series of offerings and/or placements. Upon notice by the Investment Bank (a "Securities Demand"), at any time and from time to time prior to the Conversion Date, if all Loans shall not have been repaid in full or the commitments in respect thereof shall not have been terminated, the Company will cause the issuance and sale of Take-Out Securities upon such terms and conditions as specified in the Securities Demand; provided that (i) the interest rate (whether floating or fixed) shall be determined by the Investment Bank in light of the then prevailing market conditions for comparable securities but in no event shall the effective yield on the Securities used to refinance the Cash Pay Loans exceed 15% per annum (with any yield above 13.5% per annum being able to be paid in kind) or the effective yield on the Securities used to refinance the PIK Loans exceed 16% per annum; (ii) the Investment Bank, in its reasonable discretion after consultation with the Company, shall determine whether the Take-Out Securities shall be issued through a public offering or a private placement; (iii) the Securities may be denominated in either Sterling, euros or Dollars or a combination thereof as agreed in consultation with the Company; (iv) the maturity of any Take-Out Securities shall not be earlier than ten years after the date of the issuance of such Take-Out Securities; (v) the Securities issued to refinance the Cash Pay Loans or Exchange Notes will be issued pursuant to an indenture or indentures and the Securities issued to refinance the PIK Loans or PIK Exchange Securities will be issued pursuant to a resolution of the Company's board of directors and on terms set out in the Company's memorandum and articles of association, in each case, which shall contain such terms, conditions and covenants as are typical and customary for similar high yield or preferred stock financings and as are reasonably satisfactory in all respects to the Investment Bank, the Company and the Agent; and (vi) all other arrangements with respect to the Take-Out Securities shall be reasonably satisfactory in all respects to the Investment Bank in light of the then prevailing market conditions.

        (b)  The Company will give the Agent prior notice of its intention to file the registration statement or to effect a private placement of the Take-Out Securities. The Company will notify the Agent promptly upon the receipt of any comments from the SEC in connection with the registration statement, will furnish the Agent with a copy of any written comments from the SEC, will respond in a reasonably prompt manner and appropriately to any such comments and will furnish a copy to the Agent of any such response to the SEC.

        (c)  (i) within 15 days following the Closing Date, the Company shall deliver to the Agent complete initial drafts (other than the financial statements) of preliminary offering memoranda or preliminary prospectuses and other marketing materials relating to the Take-Out Securities, (ii) within 45 days following the Closing Date, the Company shall be required to deliver to the Agent a complete set of audited financial statements of the Company for the three most recent fiscal years and, if required, unaudited interim consolidated financial statements of the Company for each semi-annual period ended after the latest fiscal year, in each case, prepared in accordance with GAAP and otherwise in compliance with requirements of the SEC for public offerings of debt securities and (iii) within 60 days following the Closing Date, the Company shall be required to deliver to the Agent final copies of such preliminary offering memoranda or preliminary prospectuses, usable in a customary high-yield road show (which in the case of preliminary offering memoranda or preliminary prospectuses shall comply with the rules and regulations (including Regulation S-X) of the Securities Act). The Company shall also cause its senior management and that of the Sponsor and the Target and other of its representatives and those of the Sponsor and the Target to make themselves available for participation in a customary road show for the sale of the Take-Out Securities as requested by the Agent.

        5.10    Exchange Notes and PIK Exchange Securities.    (a) The Company shall, as promptly as practicable after the nine month anniversary of the Closing Date and in any event prior to the Cash Pay Conversion Date, enter into the Indenture with a bank or trust company acting as indenture trustee thereunder (the "Trustee"), which shall be a corporation organized and doing business under the laws of the United States of America or any state thereof, in good standing, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by Federal or state authority and which has a combined capital and surplus of not less than $100,000,000.

        (b)  The Company will, on or prior to the third Business Day following the written request (the "Exchange Request") of any Lender execute, and cause the Trustee to authenticate, and deliver to such Lender in accordance with the Indenture an Exchange Note bearing interest as set forth therein in exchange for such Lender's Cash Pay Loan dated the date of the issuance of such Exchange Note, registered in the name specified by such Lender, in the principal amount equal to 100% of the aggregate principal amount (including any accrued and unpaid interest not required to be paid in cash) of the Loans for which they are exchanged. Each Exchange Request shall specify the principal amount of the Loans to be exchanged pursuant to this Section 5.10, which shall be at least €5,000,000 and in integral multiples of €500,000 in excess thereof and, if such Lender holds Loan Notes, be accompanied by the Loan Notes to be exchanged for Exchange Notes. No Exchange Request shall be made more than thirty days prior to the Cash Pay Conversion Date. Any Loan Notes delivered to Company under this Section 5.10 in exchange for Exchange Notes shall be canceled by the Company and the corresponding amount of the Lender's Loan deemed repaid and the Exchange Notes shall be governed by and construed in accordance with the terms of the Indenture.

        (c)  If Exchange Notes are issued pursuant to the terms hereof, then the holders of such Exchange Notes shall have the registration rights set forth in an exhibit to the Indenture.

        (d)  The Company shall, as promptly as practicable after the nine month anniversary of the Closing Date and in any event prior to the PIK Conversion Date, amend its articles of association to authorize the issuance and delivery of the PIK Exchange Securities on the terms and conditions set forth in the Company's memorandum and articles of association. The Company will, on or prior to the third Business Day following the written request (the "PIK Exchange Request") of any Lender, deliver to the Lender in accordance with the Company's memorandum and articles of association with respect to the PIK Exchange Securities, PIK Exchange Securities bearing dividend rights as set forth in the Company's memorandum and articles of association in exchange for such Lender's PIK Loans. Each PIK Exchange Request shall specify the principal amount of the PIK Loans to be exchanged pursuant to this Section 5.10, which shall be at least €5,000,000 and in integral multiples of €500,000 in excess thereof and, if such Lender holds Loan Notes, be accompanied by the Loan Notes to be exchanged for PIK Exchange Securities. No PIK Exchange Request shall be made more than thirty days prior to the PIK Conversion Date. Any Loan Notes delivered to Company under this Section 5.10 in exchange for PIK Exchange Securities shall be canceled by the Company and the corresponding amount of the Lender's Loan deemed repaid and the PIK Exchange Securities shall be governed by and construed in accordance with the terms of the Company's memorandum and articles of association.

        5.11    Use of Proceeds of the Take-Out Securities.    The Company will use the net proceeds received by it from the sale of the Take-Out Securities to repay the Loans and the Exchange Notes pursuant to Section 2.5(e) and, if applicable, to replace the PIK Exchange Securities.

        5.12    Further Assurances.    Upon reasonable request of the Agent, execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Agreement.

        5.13    The Offer and Related Matters.    For so long as Newco 2 continues to proceed with the Tender Offer, procure that:

          (a)  Each of the Acquisition Parties shall:

            (i)    comply in all material respects with the Takeover Code, the Investment Intermediaries Act 1995 (Ireland), the Companies Acts, 1963 to 2001 (Ireland) and all other applicable laws and regulations relevant in the context of the Tender Offer, the Exchange Act and the rules and regulations promulgated thereunder;

            (ii)  subject to any relevant requirement of the Takeover Code, provide the Agent with such information regarding the progress of the Tender Offer as it may reasonably request and in any event regarding all material matters likely to affect the interests of the Lenders in respect of the Tender Offer and upon request consult with the Agent on all such matters;

            (iii)  subject as required by law or by any relevant regulatory requirement (including, without limitation, any provision of the Takeover Code) not issue any press release or make any statement during the course of the Tender Offer which contains any information or statement concerning (i) the Loan Documents or (ii) the Lenders, without first obtaining the prior approval of the information or statement from the Agent (acting on the instructions of Lenders, such instructions not to be unreasonably withheld or delayed); and

            (iv)  comply with and perform (subject to due performance by the Lenders of their obligations to make Loans) all of its obligations under the Tender Offer in all material respects.

          (b)  Each of the Acquisition Parties shall not and shall procure that Newco 2 does not without the prior written consent of the Agent (acting on the instructions of the Required Lenders, such instructions not to be unreasonably withheld or delayed):

            (i)    amend any of the conditions or terms of the Tender Offer following posting of the Offer Document unless required by the Irish Takeover Panel or agree to an extension or increase in the Tender Offer unless such increase in price is fully funded by equity;

            (ii)  save as required by the Irish Takeover Panel or to enable the Directors of Newco 2 to comply with Rule 13 of the Takeover Code (A) waive or fail to invoke (in whole or in part)

    any condition of the Tender Offer or (B) determine or declare or accept that any such condition is satisfied where it is not actually satisfied or (C) declare the Tender Offer unconditional if any condition is not fulfilled or in circumstances where it would be entitled not to declare the Tender Offer unconditional, provided that (x) Newco 2 shall be entitled to and will at the request of the Agent obtain a ruling from the Irish Takeover Panel before taking or omitting to take any action under this paragraph (b)(ii) in reliance on Rule 13 of the Code;

            (iii)  without prejudice to paragraph (b)(ii), declare the Tender Offer unconditional as to acceptances unless Newco 2 has received acceptances from the holders of the Target Shares which exceed 80% of the Target Shares and is entitled to invoke the compulsory purchase provisions in Section 204 of the Companies Act, 1963 (Ireland) in respect of the remaining Target Shares;

            (iv)  permit any circumstances to arise whereby a mandatory offer is required to be made by any member of the Group by the terms of Rule 9 of the Code in respect of the Target Shares; or

            (v)  acquire any Target Shares at a price above the Tender Offer price.

          (c)  None of Holdings, SPV Ireland, SPV Offshore, SPV BV or the Company will acquire any Target Shares.

          (d)  Newco 2 shall after the Offer Unconditional Date:

            (i)    after the happening of a Major Default or a material adverse change affecting the Target (and, in each case, while the same is continuing), if so required by the Agent (acting on the instructions of the Required Lenders after consultation with Newco 2), ensure that the Tender Offer ceases to be open or closes for acceptances at the earliest date permitted by the Code;

            (ii)  use all reasonable endeavors (which shall not include making any purchases in the market at above the Tender Offer price) to acquire all of the Target Shares in issue from time to time as soon as practicable either pursuant to or otherwise on the same terms as the Tender Offer;

            (iii)  as soon as practicable and in any event within 10 Business Days of becoming entitled so to do, require the receiving agent to dispatch the appropriate notices under section 204 of the Companies Act, 1963 (Ireland) to shareholders in the Target who have not accepted the Tender Offer; and

            (iv)  procure that the Target is (A) removed from the Official List of The Irish Stock Exchange Limited and The London Stock Exchange plc and (B) re-registered as a private limited company (in each case) as soon as legally and reasonably practicable and in any event no later than 90 days after the Offer Unconditional Date.

SECTION 6. NEGATIVE COVENANTS

        So long as any Loan or Loan Note remains outstanding and unpaid, or any other amount is owing to any Lender or the Agent hereunder or under any other Loan Document:

        6.1    Limitation on Indebtedness and Issuance of Preferred Stock.    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to Incur, contingently or otherwise, any Indebtedness (including Acquired Debt); and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that, on or after the Conversion Date, the Company may Incur Indebtedness (including Acquired Debt) or issue

Disqualified Stock and any of the Company's Restricted Subsidiaries may incur Acquired Debt or Non-Public Indebtedness if (i) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred would have been at least 2.0 to l.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred or the Preferred Stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period and (ii) no Default or Event of Default will have occurred or be continuing or would occur as a consequence thereof.

        (b)  Notwithstanding Section 6.1(a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness (collectively, "Permitted Debt"):

  (1)
  the Incurrence by the Company or a Restricted Subsidiary of Indebtedness under the Senior Facilities Agreement in an aggregate principal amount at anyone time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the face amount) not to exceed €2.525 billion less the outstanding amount of Specified Existing Indebtedness (to the extent and for so long as such Specified Existing Indebtedness remains outstanding) and less the aggregate amount of all Net Proceeds of Asset Dispositions that have been applied by the Company or any of its Restricted Subsidiaries since the date hereof to permanently repay Indebtedness under the Senior Facilities Agreement pursuant to Section 6.4 hereof; provided that the amount of Indebtedness permitted to be Incurred pursuant to the Senior Facilities Agreement in accordance with this clause (1) shall be in addition to any Indebtedness permitted to be Incurred pursuant to Credit Facilities, in reliance on, and in accordance with, clauses (4) and (20) below or in Section 6.1(a);

  (2)
  the Incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

  (3)
  the Incurrence of Indebtedness represented by the Take-Out Securities, the guarantee thereof by the Subsidiary Guarantor and the Subsidiary Guarantee;

  (4)
  the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (including Capital Lease Obligations, mortgage financings or purchase money obligations) Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount (which amount may, but need not be, incurred in whole or in part under Credit Facilities), including all Permitted Refinancing Indebtedness Incurred to refund, refinance, replace, amend, restate, modify or renew, in whole or in part, any Indebtedness Incurred pursuant to this clause (4), not to exceed the greater of (A) (i) prior to the Conversion Date, 1.00% of Total Assets as of the date of incurrence and (ii) on and after the Conversion Date, 3.50% of Total Assets as of the date of incurrence and (B) €50,000,000 at any time outstanding;

  (5)
  the Incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, amend, restate, modify or renew, in whole or in part, Indebtedness (other than intercompany Indebtedness) that was permitted to be Incurred under Section 6.1(a) or clauses (2) (other than Specified Existing Indebtedness) or (20) of this Section 6.1(b);

  (6)
  the Incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and/or any of its Restricted Subsidiaries; provided, however, that each of the following shall be deemed, in each case, to constitute an

    Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6):

    (a)
    any subsequent issuance or transfer of Equity Interests or any other event that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof; and

    (b)
    any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof;

    and provided further that if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Loans;

  (7)
  the Incurrence by the Company or any of its Restricted Subsidiaries or the Subsidiary Guarantor of Hedging Obligations that are Incurred for the purpose of fixing or hedging interest rate risk with respect to any floating or fixed rate Indebtedness or providing protection against fluctuations in currency values or in the price of energy, commodities and raw materials in connection with the Company's or any of its Restricted Subsidiaries' operations so long as management of the Company or such Restricted Subsidiary, as the case may be, has determined that the entering into of such Hedging Obligations are bona fide hedging activities;

  (8)
  the guarantee by the Company or a Restricted Subsidiary of the Company or the Subsidiary Guarantor of Indebtedness of a Restricted Subsidiary of the Company that was permitted to be Incurred by another provision of this covenant;

  (9)
  the Incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an Incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (9);

  (10)
  the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms (including interest on the PIK Loans), and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant; provided, in each such case (other than in the case of interest on the PIK Loans), that the amount thereof is included in Fixed Charges of the Company as accrued;

  (11)
  the Incurrence of Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (a) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)) and (b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

  (12)
  the Incurrence of obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

  (13)
  the Incurrence of Indebtedness consisting of guarantees of loans or other extensions of credit made to or on behalf of officers, directors, employees or consultants of the Company or a Restricted Subsidiary (other than officers, directors, employees or consultants of Madison Dearborn Partners, L.L.C., and its Affiliates (other than officers, directors or employees of the Company)) for the purpose of permitting such persons to purchase Equity Interests of Holdings, in an amount not to exceed €20,000,000 at any one time outstanding;

  (14)
  the Incurrence of Indebtedness under the Tender Offer Loan Notes;

  (15)
  the incurrence of Indebtedness by a Receivables Subsidiary in a Qualified Receivables Transaction that is not recourse to the Company or any of its Subsidiaries (except for Standard Securitization Undertakings); provided that the aggregate principal amount of Indebtedness outstanding under this clause (15) and clause (1) above does not exceed €2.525 billion less Specified Existing Indebtedness (to the extent and for so long as such Specified Existing Indebtedness remains outstanding) and less the aggregate amount of all Net Proceeds of Asset Dispositions that have been applied by the Company or any of its Restricted Subsidiaries since the date hereof to permanently repay Indebtedness under a Credit Facility pursuant to Section 6.4;

  (16)
  the incurrence of Indebtedness by any one or more Restricted Subsidiaries of the Company of Other Foreign Subsidiary Indebtedness not to exceed €50.0 million in the aggregate at any one time outstanding;

  (17)
  the incurrence of Indebtedness in the ordinary course of business by any bank or financial institution permitted under the Senior Facilities Agreement (each, an "Approved Bank") to facilitate the operation of bank accounts of the Company and its Restricted Subsidiaries maintained with such Approved Bank on a net balance basis where such balances arise in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries as a group and not for the purpose of obtaining net external financing;

  (18)
  after the Conversion Date, Indebtedness of the Company or Non-Public Indebtedness of a Restricted Subsidiary Incurred in connection with the acquisition of all of the Capital Stock or all or substantially all of the assets of a Permitted Business up to an amount equal to 100% of the net cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary) of its Capital Stock (other than Disqualified Stock) or otherwise contributed to the capital of the Company (other than Capital Stock owned by any Person (including a holding company) to the extent the purchase of such Capital Stock is financed directly or indirectly (including, in the case of a holding company, by financing the purchase price of such holding company's Capital Stock) with the proceeds of loans or advances from the Company or a Restricted Subsidiary until such loans or advances are repaid in cash), in each case, subsequent to the date hereof; provided, however, that any such net cash proceeds that are so received or contributed (i) shall be excluded for purposes of making Restricted Payments under Section 6.2(c)(2) and (ii) shall not constitute an Excluded Contribution;

  (19)
  Specified Acquisition Debt; provided, that, other than the relevant Specified Acquisition Entity, no member of the Group may grant any Lien over any of its assets to secure any Specified Acquisition Debt; and

  (20)
  the Incurrence by the Company or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) (which amount may, but need not be, incurred in whole or in part under the Credit Facilities) at any time outstanding, including all Permitted Refinancing Indebtedness incurred under clause (5), above, to refund, refinance, replace, amend, restate, modify or renew, in whole or in part, any Indebtedness incurred pursuant to this clause (20), not to exceed €75,000,000 prior to the Conversion Date and not to exceed €150,000,000 on or after the Conversion Date.

        (c)  Notwithstanding the foregoing, neither the Company nor any Restricted Subsidiary will Incur any Indebtedness under Section 6.1(b) if the proceeds thereof are used, directly or indirectly, to refinance (i) in the case of Cash Pay Loans and PIK Loans, any Subordinated Obligations unless such Indebtedness will be subordinated to such Loans to at least the same extent as such Subordinated Obligations and (ii) in the case of Cash Pay Loans, any Senior Subordinated Indebtedness unless such Indebtedness will be subordinated to such Loans to at least the same extent as such Senior Subordinated Indebtedness. No Restricted Subsidiary of the Company may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company. The Subsidiary Guarantor will not Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to refinance any subordinated obligations of the Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of the Subsidiary Guarantor under the Subsidiary Guarantee to at least the same extent as such subordinated obligations. The Subsidiary Guarantor will not Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to refinance any senior subordinated Indebtedness of the Subsidiary Guarantor unless such refinancing Indebtedness is either senior subordinated Indebtedness of the Subsidiary Guarantor or subordinated Indebtedness of the Subsidiary Guarantor. The Subsidiary Guarantor will not Incur any Indebtedness that is subordinate or junior in right of payment to the Senior Indebtedness of the Subsidiary Guarantor and senior in any respect in right of payment to the Subsidiary Guarantee.

        (d)  For purposes of determining compliance with this Section 6.1, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (20) of Section 6.1(b), the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence. Indebtedness under Credit Facilities shall be Incurred only in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

        (e)  For purposes of determining compliance with any euro-denominated restriction on the Incurrence of Indebtedness, the euro-equivalent principal amount of Indebtedness denominated in a non-euro currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a non-euro currency, and such refinancing would cause the applicable euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

        6.2    Limitation on Restricted Payments.    (a) On or prior to the Conversion Date, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable (a) in Equity Interests (other than Disqualified Stock) of the Company or (b) to the Company or a Restricted Subsidiary of the Company);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or the Subsidiary Guarantor that is by its terms expressly subordinated to any of the Loans or the Subsidiary Guarantee, as applicable, except a payment of interest or principal at the Stated Maturity thereof; or

  (4)
  make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments").

        (b)  After the Conversion Date, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

  (2)
  the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least €1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.1(a); and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Conversion Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (8) and (9) of Section 6.2(c)), is less than 25% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Conversion Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit).

        (c)  The provisions of Section 6.2(a) (in the case of clause (2), below, only) and Section 6.2(b) will not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions hereof;

  (2)
  the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Obligations of the Company or the Subsidiary Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company or to an employee stock ownership plan or similar trust or other Person to the extent such sale is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded for purposes of incurring Indebtedness under Section 6.1(b)(18) and shall not constitute an Excluded Contribution;

  (3)
  the defeasance, redemption, repurchase or other acquisition of Subordinated Obligations of the Company or the Subsidiary Guarantor with the net cash proceeds from an Incurrence of Subordinated Obligations of the Company that is Permitted Refinancing Indebtedness;

  (4)
  the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

  (5)
  so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value (or any dividend or distribution made to fund such repurchase, redemption or retirement for value) of any Equity Interests of the Company or any Restricted Subsidiary of the Company or Holdings held by any current or former officers, directors or employees of the Company (or any of its Restricted Subsidiaries or of Holdings) pursuant to any management equity subscription agreement, stock option agreement, stock plan or similar agreement other than any such agreement or plan with Madison Dearborn Partners, L.L.C., or its Affiliates or Persons who are officers, directors, employees or consultants of Madison Dearborn Partners, L.L.C., or its Affiliates (other than Persons who are officers, directors or employees of the Company); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed €5,000,000 in any calendar year; provided further that (a) the Company may carry forward and make in a subsequent calendar year, in addition to the amounts permitted for such calendar year, the amount of such purchases, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding calendar year up to a maximum of €20,000,000 in any calendar year pursuant to this clause (5), (b) that such amount in any calendar year may be increased by the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the date hereof less any amount previously applied to the payment of Restricted Payments pursuant to this clause (5), and (c) that cancellation of the Indebtedness owing to the Company from employees, officers, directors and consultants of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company from such Persons shall be permitted under this clause (5) as if it were a repurchase, redemption, acquisition or retirement for value subject hereto;

  (6)
  repurchases of Equity Interests of the Company deemed to occur upon exercise of stock options to the extent Equity Interests represent a portion of the exercise price of such options;

  (7)
  cash payments, advances, loans or expense reimbursements made to Holdings to permit Holdings to pay (i) general operating expenses (other than management, consulting or similar fees payable to Affiliates of the Company), accounting, legal, corporate reporting and administrative expenses incurred in the ordinary course of its business in an amount not to exceed €2,000,000 in the aggregate in any fiscal year, (ii) any taxes, duties or similar governmental fees of Holdings to the extent such tax obligations are directly attributable to its ownership of the Company and its Restricted Subsidiaries and (iii) fees and expenses incurred in connection with the Transactions not to exceed €8,000,000;

  (8)
  the acquisition of, or payments made in respect of, any Equity Interests of the Target in connection with the Tender Offer (including Equity Interests acquired compulsorily under the procedures set out in Section 204 of the Irish Companies Act, 1963 and payments made in respect of outstanding options for Equity Interests of the Target);

  (9)
  after the Conversion Date, Investments that are made with Excluded Contributions; provided that such Excluded Contribution shall not be used to make Restricted Payments pursuant to clause (2) of this Section 6.2(c) nor shall it be used for purposes of incurring Indebtedness under Section 6.1(b)(18);

  (10)
  so long as no Default has occurred and is continuing (or results therefrom), repurchases of Take-Out Securities, in connection with any change of control offer or asset sale offer required by the terms thereof, but only if:

            (a)  in the case of a Change of Control, the Company has first complied with or simultaneously complies with its obligations under Section 6.7; or

            (b)  in the case of an Asset Disposition, the Company has complied with its obligations in accordance with Section 6.4; and

  (11)
  the acquisition or retirement of Disqualified Stock, either:

            (a)  after the Conversion Date, solely in exchange for shares of Disqualified Stock of the Company; or

            (b)  through the application of net proceeds of a substantially concurrent sale of shares of Disqualified Stock of the Company (other than Disqualified Stock issued or sold to a Subsidiary of the Company, or any management equity or an employee ownership plan or similar trust established by the Company or any of its Subsidiaries for the benefit of its or their employees or other Person to the extent such sale is financed by loans to such Person from or guaranteed by the Company, the Subsidiary Guarantor or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) ("Refinancing Disqualified Stock"); provided that:

              (i)    the Refinancing Disqualified Stock does not mature or become mandatorily redeemable or subject to purchase pursuant to a sinking fund obligation, upon the occurrence of certain events or otherwise earlier than the Disqualified Stock being acquired;

              (ii)  the amount of all obligations with respect to the redemption, repayment or other repurchase of such Refinancing Disqualified Stock does not exceed the amount of all obligations with respect to the redemption, repayment or other repurchase of the Disqualified Stock being acquired (calculated in each case in accordance with the definition of "Indebtedness"); and

              (iii)  if the Disqualified Stock being acquired or retired is issued by a Restricted Subsidiary, such Refinancing Disqualified Stock will be issued only by such Restricted Subsidiary.

        The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors of the Company whose resolution with respect thereto shall be conclusive. The determination of the Board of Directors of the Company must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of international standing if the fair market value exceeds €40,000,000.

        6.3    Limitation on Restrictions on Distributions from Restricted Subsidiaries.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (A)
  pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

  (B)
  make loans or advances to the Company or any of its Restricted Subsidiaries; or

  (C)
  transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  Existing Indebtedness as in effect on the date hereof;

  (2)
  the Take-Out Securities, the guarantee thereof by the Subsidiary Guarantor or the Subsidiary Guarantee;

  (3)
  applicable law, rules or regulations;

  (4)
  any instrument governing Indebtedness (including Acquired Debt) or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted to be Incurred by the terms hereof;

  (5)
  non-assignment provisions in leases, licenses or similar agreements entered into in the ordinary course of business and consistent with past practices;

  (6)
  purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (C) of the preceding paragraph;

  (7)
  any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

  (8)
  Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

  (9)
  provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

  (10)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

  (11)
  the Senior Facilities Agreement as in effect on the date hereof;

  (12)
  restrictions on the transfer of assets subject to any Lien permitted hereunder imposed by the holder of such Lien;

  (13)
  encumbrances or restrictions existing under or arising pursuant to Credit Facilities entered into in accordance herewith; provided that the encumbrances or restrictions in such Credit Facilities are not materially more restrictive to the borrower than those applicable to the borrower under the Senior Facilities Agreement as in effect on the date hereof (other than encumbrances or restrictions in Credit Facilities entered into by a Restricted Subsidiary of the Company to finance some or all of the purchase price of a Restricted Subsidiary and which only apply to the Restricted Subsidiary so acquired and such Restricted Subsidiary's assets);

  (14)
  any Purchase Money Note or other Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Subsidiary;

  (15)
  encumbrances or restrictions under Indebtedness incurred by the Restricted Subsidiary owning the assets that comprise the Kildare Hotel and Country Club, which encumbrance or restriction is not applicable to any other Persons, or the property or assets of any other Person; provided that such Indebtedness was permitted by the terms hereof; and

  (16)
  any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (15) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Company, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividends or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

        6.4    Limitation on Sales of Assets and Subsidiary Stock.    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Disposition unless: (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Disposition which, taken as a whole, is at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; (2) such fair market value is determined by the Company's Board of Directors and evidenced by a resolution of such Board of Directors set forth in an Officers' Certificate delivered to the Agent; (3) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents or Marketable Securities and (4) an amount equal to 100% of the Net Proceeds from such Asset Disposition are applied by the Company or such Restricted Subsidiary, as the case may be, (A) first, to the extent the Company or any Restricted Subsidiary is required by the terms of any Senior Indebtedness (other than the Cash Pay Loans or Exchange Notes), to prepay, repay or purchase such Senior Indebtedness; and (B) second, to prepay or redeem the Loans and Exchange Notes at par, plus accrued and unpaid interest, if any, thereon, in accordance with Section 2.5(e); provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to the preceding clause (4)(A), the Company or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment, if any, to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

        (b)  For purposes of this provision, each of the following shall be deemed to be cash:

  (1)
  any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary that are assumed by the transferee of any such assets (other than contingent liabilities and liabilities that are by their terms subordinated to all Senior Indebtedness) (in which case the Company shall, without further action, be deemed to have applied such assumed liabilities in accordance with clause 4(A) of Section 6.4(a)); and

  (2)
  any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted, sold or exchanged by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 30 (or, after the Conversion Date, 90) days of the related Asset Disposition (to the extent of the cash received in that conversion).

        (c)  Notwithstanding the foregoing provisions, the Company and its Restricted Subsidiaries will not be required to apply any Net Proceeds in accordance herewith except to the extent that the Net Proceeds from all Asset Dispositions which are not applied in accordance with this covenant exceeds €5,000,000 prior to the Conversion Date and €25,000,000 after the Conversion Date.

        (d)  The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any Asset Swaps, unless the Conversion Date shall have occurred and:

  (1)
  at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;
  (2)
  the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Company; and
  (3)
  the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Swap which, taken as a whole, is at least equal to the fair market value of the assets disposed of in the Asset Swap.

        6.5    Limitation on Liens.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired securing Indebtedness or trade payables (except Permitted Liens) unless contemporaneously with the incurrence of such Liens all payments due under this Agreement and the other Loan Documents are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

        6.6    Limitation on Affiliate Transactions.    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

  (1)
  such Affiliate Transaction is on terms taken as a whole that are no less favorable in any material respect to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a Person who is not an Affiliate; and
  (2)
  the Company delivers to the Agent:
  (i)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of €10,000,000, a resolution of the Board of Directors of the Company set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company (and that such majority determines that such Affiliate Transaction satisfies the criteria in the preceding clause (1)); and
  (ii)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of €20,000,000 prior to the Conversion Date and €25,000,000 thereafter, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal, investment banking or advisory firm of international standing.

        (b)  The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 6.6(a) hereof:

  (1)
  any employment, consulting or similar agreement or other compensation arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary excluding any such agreement or arrangement with Madison Dearborn Partners, L.L.C., or its Affiliates or Persons who are officers, directors, employees or consultants of Madison Dearborn Partners, L.L.C., or its Affiliates (other than Persons who are officers, directors or employees of the Company);
  (2)
  transactions between or among the Company and/or its Wholly Owned Restricted Subsidiaries;

  (3)
  transactions with a Person that is an Affiliate of the Company solely because the Company or a Restricted Subsidiary of the Company owns an Equity Interest in such Person or solely because the Company or a Restricted Subsidiary of the Company has the right to designate one or more members of the Board of Directors or similar governing body of such Person;
  (4)
  payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company;
  (5)
  sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;
  (6)
  after the Conversion Date, so long as there is no Default or Event of Default that has occurred and is continuing, the payment of customary annual fees and related expenses to Madison Dearborn Partners, L.L.C., and its Affiliates; provided that such fees shall not, in the aggregate, exceed €1,000,000 (plus out-of-pocket expenses) in any twelve-month period commencing after the date hereof;
  (7)
  the payment of customary transaction, management, consulting and advisory fees and related expenses to Madison Dearborn Partners, L.L.C., and its Affiliates made pursuant to financial advisory, financing, underwriting or placement agreements or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, in each case, which payments are (i) reasonably related to the services performed, (ii) approved by a majority of the members of the Board of Directors not affiliated with Madison Dearborn Partners, L.L.C. acting in good faith and (iii) if made prior to the Conversion Date, are made in connection with bona fide financial advisory or investment banking services in connection with acquisitions or divestitures, which services are customarily provided by third party financial advisors or capital providers and which are provided on terms no more favorable to Madison Dearborn Partners, L.L.C. and its Affiliates than the terms which would be applicable to such services if provided on an arms' length basis by a third party financial advisor or capital provider;
  (8)
  Restricted Payments that are permitted by Section 6.2 hereof and Permitted Investments;
  (9)
  transactions described in clause (10) of the definition of Permitted Investments;
  (10)
  reasonable fees and expenses and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of the Company, Holdings or any Subsidiary as determined in good faith by the Board of Directors of the Company or senior management;
  (11)
  payments made to Holdings in accordance with Section 6.2(c)(7) hereof;
  (12)
  transactions in connection with a Qualified Receivables Transaction;
  (13)
  transactions with either of the Agent, Arrangers or any of their respective Affiliates;
  (14)
  any agreement (and payments with respect thereto) as disclosed in this Agreement or any transaction contemplated thereby (including any such agreements in respect of the Transaction Asset Sales);
  (15)
  the payment of all fees, expenses, bonuses and awards in connection with, or as a result of, the Transactions as disclosed in this Agreement; and
  (16)
  any tax sharing agreement or arrangement and payments pursuant thereto between the Company and Holdings not otherwise prohibited by this Agreement.

        6.7    Change of Control.    (a) Upon a Change of Control, each Holder shall have the right to require that the Company repurchase all or any part of such Holder's Loans at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date), such repurchase to be made in accordance with Section 6.7(b).

        (b)  Within 30 days following any such Change of Control, the Company shall mail a notice to each Holder with a copy to the Agent stating:

          (i)    that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Loans at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date);

          (ii)  the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

          (iii)  the procedures determined by the Company, consistent with this Section, that a Holder must follow in order to have its Loans purchased.

        (c)  Holders electing to have a Loan purchased will be required to give notice in writing to the Company at the address specified in Section 10.2 at least three (3) Business Days prior to the purchase date. Each Holder will be entitled to withdraw its election if the Company receives, not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter from such Holder setting forth the name of such Holder, the principal amount of the Loan which was to be purchased and a statement that such Holder is withdrawing its election to have such Loan purchased.

        (d)  On the purchase date and subject to Section 8 hereof, the Company shall pay the purchase price for the Loans to be purchased to the Holders entitled thereto upon, in the case of Loans evidenced by Loan Notes, surrender of such Loan Notes and upon, in the case of Exchange Notes, surrender of such Exchange Notes.

        The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Loans pursuant to this Section. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue thereof.

        The Company will not be required to make the offer described in this Clause 6.7 upon a Change of Control if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements set forth herein as if made by the Company and purchases all Loans validly tendered and not withdrawn under such offer upon a Change of Control.

        6.8    Merger, Consolidation, etc.    (a) The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, except that, if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (i) any Wholly Owned Restricted Subsidiary may merge into or consolidate with the Company in a transaction in which the Company is the surviving corporation and (ii) any Wholly Owned Restricted Subsidiary may merge into or consolidate with any other Wholly Owned Restricted Subsidiary in a transaction in which the surviving entity is a Wholly Owned Restricted Subsidiary and no Person other than the Company or a Wholly Owned Restricted Subsidiary receives any consideration.

        (b)  After the Conversion Date, the provisions of Section 6.8(a) will not prohibit such consolidations, mergers, sales, assignments, transfers or dispositions if:

  (1)
  either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (the "Successor

    Company") is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia or any member of the European Union as of the date hereof;

  (2)
  the Successor Company (if other than the Company) assumes all the obligations of the Company under the Loans and this Agreement pursuant to agreements reasonably satisfactory to the Agent;
  (3)
  immediately after such transaction, no Default or Event of Default exists;
  (4)
  the Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have confirmed that the Subsidiary Guarantee shall apply to the Subsidiary Guarantor's obligations in respect of the Loans and Loan Notes hereunder and that it shall continue to be in effect;
  (5)
  the Company or the Successor Company (if other than the Company) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least €1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.1(a) hereof or on the date of the transaction after giving pro forma effect thereto and any related financing transaction, as if the same had occurred at the beginning of the applicable period, the pro forma Fixed Charge Coverage Ratio of the Company or the Successor Company will exceed the actual Fixed Charge Coverage Ratio of the Company on such date; and
  (6)
  the Company has delivered to the Agent opinions of tax counsel reasonably acceptable to such Agent stating that (A) any payment of principal, redemption price or purchase price of, or interest or premium, if any, on the relevant Loans by the Company or the Successor Company to a Holder after the consolidation or merger, conveyance, transfer or lease of assets will be exempt from all taxes, duties, assessments or governmental charges of whatever nature, and (B) no other taxes on income (including taxable capital gains) will be payable under the laws of the Relevant Taxing Jurisdiction (as defined below) by a Holder who is not and is not deemed to be a resident of the Relevant Taxing Jurisdiction and does not carry on a trade in the Relevant Taxing Jurisdiction through a branch, agency or permanent establishment to which the Loans of that Holder are attributable (or, as the case may be, does not carry on any business activities through a branch, agency or permanent establishment in such Relevant Taxing Jurisdiction) in respect of the acquisition, ownership or disposition of Loans, including the receipt of principal, interest or premium, if any, pursuant to such Loans. For purposes hereof, "Relevant Taxing Jurisdiction" shall mean (1) the United States, Ireland or any political subdivision or governmental authority of either thereof or therein having power to tax, (2) any jurisdiction from or through which payment on the Loans is made, or any political subdivision or governmental authority thereof or therein having the power to tax, or (3) any other jurisdiction in which the Company or Successor Company is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax.

        (c)  Notwithstanding anything else herein, the Company may not, directly or indirectly, lease all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person. Notwithstanding the preceding clause (5), (x) any Restricted Subsidiary of the Company may consolidate or merge with or into or transfer all or part of its property and assets to the Company or a Wholly Owned Restricted Subsidiary of the Company and (y) the Company may merge with an Affiliate owned 100% by Holdings incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits. For purposes of this covenant, the sale, assignment, transfer, conveyance, disposition or lease of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. The Successor Company shall succeed to, and be submitted for, and may exercise every right and power of, the Company under this Agreement.

        6.9    Limitation on Sale and Leaseback Transactions.    The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if: (x) either (a) the Company or that Restricted Subsidiary, as applicable, could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in Section 6.1 hereof or (b) the Net Proceeds of such sale and leaseback transaction are applied to repay outstanding Senior Indebtedness and, if such Senior Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; and (y) the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the Net Proceeds of such transaction in compliance with, Section 6.4 hereof.

        6.10    Limitation on Lines of Business.    The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

        6.11    Restriction on Designation of Unrestricted Subsidiaries.    The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under Section 6.2(b) or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as the Company shall determine. That designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

        6.12    Restriction on Investment Company Activities.    Neither the Company nor the Subsidiary Guarantor will, nor will the Company permit any of its Restricted Subsidiaries or controlled Affiliates to, conduct its business in a fashion that would cause the Company or the Subsidiary Guarantor to become subject to regulation under the U.S. Investment Company Act of 1940, as amended (the "Investment Company Act"). For purposes of establishing the Company's and the Subsidiary Guarantor's compliance with this provision, any exemption which is or would become available under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act will be disregarded.

        6.13    Intercompany Loan Agreement; Priority Agreement.    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, (1) amend, modify, supplement or waive any rights under the Intercompany Loan Agreement or the Priority Agreement in any manner that would adversely affect the rights of the Company or its creditors with respect to the Intercompany Loan Agreement or the Priority Agreement, (2) sell or otherwise dispose of or encumber the Intercompany Loan Agreement or (3) in the case of clause (1) or (2), enter into any agreement that would have the same effect; provided that the Intercompany Loan Agreement and the Priority Agreement may be amended, modified, supplemented or waived to cure any ambiguity, defect or inconsistency.

        (b)  The Company will not, and will not permit any of its Restricted Subsidiaries or any other Person that is an obligor with respect to the loans under the Intercompany Loan Agreement to, prepay, repay, repurchase, redeem or otherwise acquire, reduce or retire the loans under the Intercompany Loan Agreement except (1) in accordance with its terms or (2) to accommodate or reflect the repayment of any outstanding Loan, Loan Note, Exchange Note or PIK Exchange Security in a manner permitted by this Agreement, the Indenture or the Company's memorandum and articles of association.

SECTION 7. EVENTS OF DEFAULT

        If any of the following events shall occur and be continuing:

        (a)  default in the payment of any principal of any Loan when due in accordance with the terms thereof or hereof, or the failure to redeem, prepay or purchase Loans when required pursuant to this Agreement or any Note, in each case whether or not such payment, redemption or purchase shall be prohibited by Section 8; or the failure to pay any interest on any Loan, or any other amount payable hereunder, within 3 days after any such interest or other amount becomes due in accordance with the terms thereof or hereof, in each case, whether or not such payment shall be prohibited by Section 8; or

        (b)  any representation or warranty made or deemed made by the Company herein or in any other Loan Document or which is contained in any certificate, document, or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made unless the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within 20 Business Days of the earlier of the Agent giving notice to the Company and the Company becoming aware of the misrepresentation; or

        (c)  the Company shall default in the observance or performance of any agreement contained in Section 4.3, 5.9 or 5.10 or Section 6; or

        (d)  the Company shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 7), and such default shall continue unremedied for a period of 30 days; or

        (e)  default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Wholly Owned Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the date of this Agreement, which default (i) is caused by a failure to pay principal of, or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness unless being contested in good faith by appropriate proceedings ("Payment Default"), (ii) has resulted in or is capable of resulting in the acceleration of such Indebtedness prior to its maturity or such Indebtedness is placed on demand or is capable of being placed on demand, or (iii) any commitment of a provider of Indebtedness to the Company or any of its Restricted Subsidiaries is cancelled or suspended as a result of an event of default and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates €25,000,000 or more; provided, that, it shall not constitute an Event of Default under this clause (e) if any of the foregoing events in this clause (e) occurs in respect of the Existing Notes (or any of them) by reason of the Acquisition or the related transactions specified in the Offer Document and the Existing Notes which are the subject of such event are repaid in full within one month of the first occasion on which any of such events occurs with respect to such Existing Notes and prior to such repayment in full no material action is taken by or on behalf of any of the bondholders in respect of such Existing Notes to enforce any security, demand under any guarantee or take any steps referred to in paragraphs (g) or (i) against any member of the Group (any such material action, a "Bondholder Action"); provided, further, that the existence and continuation of such events with respect to the Existing Notes (or any of them) during such one-month period shall not be deemed to constitute a Default during such one-month period so long as no Bondholder Action is taken during such one-month period prior to the repayment in full of the Existing Notes (and for the avoidance of doubt, if any Bondholder Action is so taken during such period prior to such repayment or if such repayment shall not occur prior to the end of such period it shall constitute an Event of Default); or

        (f)    with respect to the Company or any other Material Group Member or two or more members of the Group which if taken together as one would constitute a Material Group Member (i) it is, or is deemed for the purposes of any applicable law to be, unable to pay its debts as they fall due or insolvent; or (ii) it admits its inability to pay its debts generally as they fall due; or (iii) it suspends making payments on any of its debts generally (or any class of them) or announces an intention to do so; or (iv) by reason of actual or anticipated financial difficulties, it reschedules or restructures any of its indebtedness; or (v) a moratorium is declared in respect of any of its indebtedness; or

        (g)  with respect to the Company or any other Material Group Member or two or more members of the Group which if taken together as one would constitute a Material Group Member (i) any formal or legal step is taken with a view to a composition, assignment or similar arrangement with any of its creditors; or (ii) a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court for, its winding-up, administration, examination or dissolution or for the seeking of relief under any applicable bankruptcy, insolvency or similar law or any such resolution is passed; or (iii) any person presents a petition, or files documents with a court, for its winding-up, administration, examination or dissolution or seeking relief under any applicable bankruptcy, insolvency or similar law; or (iv) an order for its winding up, administration, examination or dissolution is made or other relief is granted under any applicable bankruptcy, insolvency or similar law; or (v) any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, examiner, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets with an aggregate value in excess of €5,000,000; or (vi) its directors, shareholders or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, examiner, administrative receiver, administrator or similar officer in respect of it or any of its assets; or (vii) any other analogous step or procedure is taken in any jurisdiction; provided, however, that this paragraph (g) does not apply to any step or procedure which is (A) part of a Permitted Reorganization or (B) a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged, withdrawn or struck out within 20 Business Days; or

        (h)  one or more judgments or decrees (other than in respect of litigation which has already commenced at the date of this Agreement and which is described in the Legal Due Diligence Report, unless the failure to vacate, discharge, stay or bond pending appeal a judgment or decree in respect of such litigation within 21 days of entry thereof would have a Material Adverse Effect) not fully covered by insurance or indemnity agreements shall be entered against the Company or any Restricted Subsidiary involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 21 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of €25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 21 days from the entry thereof (or, in the case of the Existing Notes, shall not have been paid in full within one month of the entry of any judgment or order in respect of the Existing Notes); or

        (i)    any attachment, sequestration, distress, execution or analogous event affects assets of the Company or any other Material Group Member or two or more members of the Group which if taken together as one would constitute a Material Group Member, having an aggregate value of €5,000,000 (or its equivalent), and is not discharged within 20 Business Days; or

        (j)    (i) it is or becomes unlawful for the Company or the Subsidiary Guarantor to perform any of its obligations under the Loan Documents, which obligation is considered by the Required Lenders to be material; (ii) any Loan Document is not effective or is alleged by the Company or the Subsidiary Guarantor, as the case may be, to be ineffective for any reason in any respect considered by the Required Lenders (acting reasonably) to be material; (iii) the Company repudiates a Loan Document or evidences an intention to repudiate a Loan Document; or (iv) any "event of default" (as defined in the Senior Facilities Agreement) occurs under the Senior Facilities Documents; or

        (k)  any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Company or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) the Company or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

        (l)    during the Certain Funds Period, any of the following events occurs (each such event, a "Major Default"), whether or not caused by any reason outside the control of any Acquisition Party:

            (i)    Any of the Acquisition Parties:

      (A)
      commits a breach of any of the undertakings set out in Section 5.13;

      (B)
      uses any of the proceeds of any Loan other than for the purposes described in Section 3.18; or

      (C)
      disposes of any Target Shares;

            (ii)  Any of the Acquisition Parties:

      (A)
      enters into any arrangement other than in relation to and for the purpose of (directly or indirectly) completing the Acquisition or acts otherwise than solely as a holding company;

      (B)
      creates any security or enters into any arrangement having the effect of creating security (other than the security documents related to the Senior Facilities);

      (C)
      borrows any money (other than, (x) pursuant to this Agreement, (y) pursuant to the Senior Facilities Agreement or otherwise as agreed by the Lenders or (z) pursuant to any loan of the proceeds hereunder or the Take-Out Securities from the Company to Newco 2 or any loan of the proceeds of the SPV Facility to Holdings, in each case, on terms acceptable to the Arrangers), issues any Guarantee (other than any Guarantees of the Senior Facilities) or other assurance against loss (other than the security documents related to the Senior Facilities) or enters into any derivative transaction (other than a permitted transaction with a Lender);

      (D)
      repays (directly or indirectly, or enters into any arrangement having similar effect) any money borrowed pursuant to (C)(y) above (other than, in the case of a repayment of money borrowed under (C)(y) above, to the extent no portion of the Loans hereunder are outstanding and the Commitments with respect thereto shall be terminated contemporaneously with the issuance thereof, a repayment funded exclusively from the proceeds of the issuance of the Take-Out Securities) or pays any interest or other return thereon (other than upfront fees payable with respect to the Senior Facilities or scheduled interest payments thereon, in each case, paid by Newco 2);

      (E)
      reduces its share capital, makes any distribution, declares or pays any dividend or disposes of any of its shares in any other member of the Group, except where (i) there is no cash effect or payment by any member of the Group, (ii) there is no adverse effect on the Lenders' financial position and (iii) there is no reduction, distribution, declaration or payment by Holdings; or

      (F)
      makes any loan or otherwise grants any credit (other than as referred to in (C)(z) above);

            (iii)  Any amount owing under the Senior Facilities becomes due or capable of becoming due before its stated final maturity date for any reason or any commitment to lend or to provide the Senior Facilities is cancelled or terminated or is capable of being cancelled or terminated;

            (iv)  The Company fails to make a payment when due under the Loan Documents or breaches of the terms of the Fee Letter;

            (v)  A petition is presented or an order is made or a resolution is passed for the winding up of or the appointment of an administrator, examiner, liquidator, receiver, administrative receiver, trustee or manager or equivalent officer in respect of any Acquisition Party, or any Acquisition Party shall not, or shall be unable to, or shall admit in writing its inability to, pay its debts (other than intercompany debts) as they become due or any analogous or equivalent event takes place in relation to any Acquisition Party under any applicable law or any Acquisition Party proposes or makes any composition or arrangement with its creditors other than on a solvent basis which has been approved by the Required Lenders;

            (vi)  Any execution, distress, sequestration or other similar process is levied or enforced against any of the Target Shares owned by Newco 2, or there shall occur any litigation, arbitration, administrative, regulatory or other proceeding concerning the rights of any Acquisition Party under or pursuant to the Tender Offer which has or is reasonably likely to have a material adverse effect on the ability of such Acquisition Party to comply with its obligations under the Loan Documents;

            (vii) A Change of Control occurs; or

            (viii)Within five Business Days after the date of the first drawdown under the Senior Facilities Agreement, Madison Dearborn together with existing management of the Target shall not have subscribed in cash for ordinary or preference shares in Holdings or made capital contributions to Holdings in cash in an aggregate amount equal to the Delayed Contribution, or the proceeds thereof shall not have been used by Holdings in subscribing in cash for ordinary shares in and/or making capital contributions in cash to the Company or by the Company for subscribing in cash for ordinary shares in and/or making capital contributions in cash (in an aggregate amount equal to the Delayed Contribution) to Newco 2 (such subscription to be in accordance with the Equity Documents and the Shareholders Agreements);

            (ix)  Within 12 Business Days after the date of the first drawdown under the Senior Facilities Agreement, SPV Offshore shall not have borrowed €125,000,000 under the SPV Facility Agreement, or SPV BV shall not have lent €125,000,000 to Holdings under the SPV BV/Holdings Loan Agreement, or Holdings shall not have used such proceeds to subscribe in cash for shares in and/or to make capital contributions to the Company or the Company shall not have used such proceeds to subscribe in cash for shares in and/or to make capital contributions in cash to Newco 2, such subscriptions and capital contributions being in addition to the Initial Contribution and the Delayed Contribution;

then, following the Certain Funds Period and subject to the last paragraph of this Section, and in any such event, (A) if such event is an Event of Default specified in paragraphs (f) or (g) of this Section with respect to the Company, the Loans (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Company declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

        During the Certain Funds Period, if there is a Major Default or a breach of a representation or warranty set forth in Sections 3.2(a), 3.2(b) or 3.3(a) or any of Sections 3.4 through 3.7, then the Agent may, and if instructed by the Required Lenders, shall, by notice to the Company, declare that a Major Default or a breach of representation or warranty set forth in Sections 3.2(a), 3.2(b) or 3.3(a) or any of Sections 3.4 through 3.7, as the case may be, has occurred, and/or terminate all or a portion of the Commitments, and/or declare that all or a portion of any amounts outstanding under the Loan Documents are (i) immediately due and payable; and/or (ii) payable on demand by the Agent acting on the instructions of the Required Lenders. During the Certain Funds Period, the Agent and the Lenders shall not, except as provided in the immediately preceding sentence, (a) have the right to cancel, rescind or terminate the Commitments hereunder if the effect of such cancellation, rescission or termination would prevent or limit the making of any of the Loans during the Certain Funds Period, (b) make or enforce any claims they may have under this Agreement if the effect of such claim or enforcement would prevent or limit the making or borrowing of the Loans during the Certain Funds Period, or (c) otherwise exercise any right of set-off or similar right or remedy which it may have in relation to any of the Loans.

        If during the Clean-up Period (or such longer period, in any particular instance, as the Agent acting on the instruction of the Required Lenders may agree) any event or circumstance which (but for this paragraph) would constitute a Default or Event of Default (the "Potential Event of Default") shall exist which consists of, or is a direct consequence of, any event or circumstance which occurred or existed in relation to the Target or any of its Subsidiaries (or its or any of their business, assets or liabilities) on or before the Closing Date or, in relation to clause (ii) of Section 7(e) by reason of the Acquisition, then the following shall apply:

          (a)  the Company or the Target shall notify the Agent in writing of that fact promptly after becoming aware thereof, giving a reasonable description of:

            (i)    the Potential Event of Default and its causes; and

            (ii)  the remedial action in relation to that Potential Event of Default which the Company and/or the Target propose to take;

          (b)  that Potential Event of Default shall not constitute a Default or Event of Default, and the Agent shall not with respect to that Potential Event of Default be entitled to take any of the actions set out in the second preceding paragraph above (but, for the avoidance of doubt, not so as to restrict the Agent's rights to take such action with respect to any other Event of Default which is not a Potential Event of Default), until (assuming that the Potential Event of Default is then continuing) the date that the Clean-up Period has expired, unless in each case there is a Material Adverse Effect;

provided that this paragraph shall not apply with respect to any Potential Event of Default under any of paragraphs (a), (f), (g), (i) or (j) of this Section, in each case irrespective of whether or not that Potential Event of Default occurred in consequence of any event or circumstance which occurred before the Offer Unconditional Date.

SECTION 8. SUBORDINATION

        8.1    Agreement To Subordinate.    The Company agrees, and each Lender agrees, that the PIK Loans and Indebtedness evidenced by the PIK Notes are subordinated in right of payment, to the extent and in the manner provided in this Section 8, to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness and that the subordination is for the benefit of and enforceable by the holders of Senior Indebtedness. The PIK Loans shall in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company and only Indebtedness of the Company that is Senior Indebtedness shall rank senior to the PIK Loans in accordance with the provisions set forth herein. The payment of the principal of, premium, if any, and interest on the PIK Loans and any other payment obligations in respect of the PIK Loans (including any obligation to prepay or offer to prepay or redeem the PIK Loans whether at Stated Maturity or otherwise) will be subordinated to the prior payment in full in cash or Cash Equivalents when due of the Cash Pay Loans and the Exchange Notes.

        8.2    Liquidation; Dissolution; Bankruptcy.    Upon any payment or distribution of the assets or securities of the Company upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

          (a)  holders of Senior Indebtedness shall be entitled to receive payment in full in cash or Cash Equivalents of the Senior Indebtedness (including interest after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before Lenders shall be entitled to receive any payment of principal of, or premium, if any, or interest on the PIK Loans; and

          (b)  until the Senior Indebtedness is paid in full in cash or Cash Equivalents, any payment or distribution to which Lenders would be entitled but for this Section 8 shall be made to holders of Senior Indebtedness as their interests may appear.

        8.3    Default on Senior Indebtedness.    The Company may not pay the principal of, premium, if any, or interest on, the PIK Loans or make any deposit pursuant to any defeasance provision or otherwise purchase or retire any PIK Loans (collectively, "pay the PIK Loans") if (a) any Senior Indebtedness is not paid when due or (b) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, (i) the default has been cured or waived in writing and any such acceleration has been rescinded in writing or (ii) such Senior Indebtedness has been paid in full in cash or Cash Equivalents; provided, however, that the Company may pay the PIK Loans without regard to the foregoing if the Company and the Agent receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in (a) or (b) above has occurred and is continuing. During the continuance of any default (other than a default described in clause (a) or (b) of the preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the PIK Loans for a period (a "Payment Blockage Period") commencing upon the receipt by the Company and the Agent of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (A) by written notice to the Agent and the Company from the Person or Persons who gave such Blockage Notice, (B) by repayment in full of such Designated Senior Indebtedness or (C) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this Section), unless the holders of such Designated Senior Indebtedness or the Representative of such holders shall have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the PIK Loans after such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period; provided, however, that if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness (other than the Bank Indebtedness), the Representative of the Bank Indebtedness may give another Blockage Notice within such period; provided further, however, that in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period.

        8.4    Acceleration of Payment of PIK Loans.    If payment of the PIK Loans is accelerated because of an Event of Default, the Company and the Agent shall promptly notify the holders of the Designated Senior Indebtedness of the acceleration. If any Designated Senior Indebtedness is outstanding, the Company may not pay the PIK Loans until five Business Days after the Representative of the Designated Senior Indebtedness receives notice of such acceleration and, thereafter, may pay the PIK Loans only if this Section 8 otherwise permits the payment at that time.

        8.5    When Distribution Must Be Paid Over.    If a distribution is made to the PIK Lenders that because of this Section 8 should not have been made to them, the PIK Lenders who receive the distribution shall hold it in trust for holders of Senior Indebtedness and pay it over to them as their interests may appear.

        8.6    Subrogation.    After all Senior Indebtedness is paid in full and until the PIK Loans are paid in full, the PIK Lenders shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness. A distribution made under this Section 8 to holders of Senior Indebtedness that otherwise would have been made to the PIK Lenders is not, as between the PIK Borrower and the PIK Lenders, a payment by the Company on Senior Indebtedness.

        8.7    Relative Rights.    This Section 8 defines the relative rights of the PIK Lenders and holders of Senior Indebtedness. Nothing in this Agreement shall:

          (a)  impair, as between the Company and the PIK Lenders, the obligation of the Company, which is absolute and unconditional, to pay principal of, premium, if any, and interest on the PIK Loans in accordance with their terms; or

          (b)  prevent the Agent or any PIK Lender from exercising its available remedies upon a Default, subject to the rights of holders of Senior Indebtedness to receive distributions otherwise payable to PIK Lenders.

        8.8    Subordination May Not Be Impaired By the Company.    No right of any holder of Senior Indebtedness to enforce the subordination of the PIK Loans and the Indebtedness evidenced by the PIK Notes shall be impaired by any act or failure to act by the Company or by its failure to comply with this Agreement.

        8.9    Rights of Agent.    Notwithstanding Section 8.3, the Agent may continue to make payments on the PIK Loans and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, prior to the date of the making of such payment, a Responsible Officer of the Agent receives notice to it that payments may not be made under this Section 8. The Company, a Representative or a holder of Senior Indebtedness may give the notice; provided, however, that, if an issue of Senior Indebtedness has a Representative, only the Representative may give the notice.

        The Agent in its individual or any other capacity may hold Senior Indebtedness with the same rights it would have if it were not the Agent. The Agent shall be entitled to all the rights set forth in this Section 8 with respect to any Senior Indebtedness that may at any time be held by it, to the same extent as any other holder of Senior Indebtedness; and nothing in Section 9 shall deprive the Agent of any of its rights as such holder. Nothing in this Section 8 shall apply to claims of, or payments to, the Agent under or pursuant to Section 9.7.

        8.10    Distribution or Notice to Representative.    Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness, the distribution may be made and the notice given to their Representative (if any).

        8.11    Section 8 Not To Prevent Events of Default or Limit Right To Accelerate.    The failure to make a payment pursuant to the PIK Loans by reason of any provision in this Section 8 shall not be construed as preventing the occurrence of a Default. Nothing in this Section 8 shall have any effect on the right of the PIK Lenders or the Agent to accelerate the maturity of the PIK Loans subject to Section 8.4.

        8.12    Agent Entitled to Rely.    Upon any payment or distribution pursuant to this Section 8, the Agent and the PIK Lenders shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 8.2 are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Agent or to the Lenders or (c) upon the Representatives for the holders of Senior Indebtedness for the purpose of ascertaining in writing the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 8. In the event that the Agent determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Section 8, the Agent may request such Person to furnish evidence to the reasonable satisfaction of the Agent as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Section 8, and, if such evidence is not furnished, the Agent may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Section 9 shall be applicable to all actions or omissions of actions by the Agent pursuant to this Section 8.

        8.13    Agent to Effectuate Subordination.    Each PIK Lender hereby authorizes and directs the Agent on such PIK Lender's behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the PIK Lenders and the holders of Senior Indebtedness as provided in this Section 8 and appoints the Agent as attorney-in-fact for any and all such purposes.

        8.14    Agent Not Fiduciary for Lenders of Senior Indebtedness.    The Agent shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and shall not be liable to any such holders if it shall mistakenly pay over or distribute to the PIK Lenders or the Company or any other Person, money or assets to which any holders of Senior Indebtedness shall be entitled by virtue of this Section 8 or otherwise.

        8.15    Reliance by PIK Lenders of Senior Indebtedness on Subordination Provisions.    Each PIK Lender acknowledges and agrees, that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of the PIK Loans, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

SECTION 9. THE AGENT

        9.1    Appointment.    Each Lender hereby irrevocably designates and appoints the Agent as the agent of such Lender under the Loan Documents, and each such Lender irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

        9.2    Delegation of Duties.    The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

        9.3    Exculpatory Provisions.    Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence, breach of this Agreement or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Company to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company.

        9.4    Reliance by Agent.    The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Loans as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

        9.5    Notice of Default.    The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the

Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

        9.6    Non-Reliance on Agent and Other Lenders.    Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Company or any Affiliate of the Company, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and its Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company and its Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Company or any Affiliate of the Company which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

        9.7    Indemnification.    The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Agent's gross negligence or willful misconduct. The Agent shall have the right to deduct any amount owed to it by any Lender under this Section from any payment made by it to such Lender hereunder. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

        9.8    Agent in Its Individual Capacity.    The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company as though the Agent were not the Agent hereunder. With respect to the Loans made or renewed by it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

        9.9    Successor Agent.    The Agent may resign as Agent upon 10 Business Days' notice to the Lenders and the Company. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(e) with respect to the Company shall have occurred and be continuing) be subject to the approval of the Company (which approval shall not be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor agent effective upon such appointment and approval, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Agent by the date that is 10 Business Days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Agent's resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

SECTION 10. MISCELLANEOUS

        10.1    Amendments and Waivers.    Neither this Agreement nor any Loan Note, nor the Subsidiary Guarantee nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section. The Required Lenders may, or, with the written consent of the Required Lenders, the Agent may, from time to time, (a) enter into with the Company and each Loan Party which is a party to the relevant Loan Documents written amendments, supplements or modifications hereto and to the Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Company hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement, or modification shall (i) (A) reduce the amount or extend the scheduled date of maturity of any Loan or of any mandatory prepayment thereof, (B) reduce the stated rate of any interest thereon or fee payable hereunder or extend the scheduled date of any payment thereof or increase the aggregate amount or extend the expiration date of any Lender's Commitment, (C) restrict the right of each Lender to exchange Cash Pay Term Loans, or Cash Pay Initial Loans on the Conversion Date, for Exchange Notes or amend the rate of such exchange, (D) restrict the right of each Lender to convert Term Loans on or after the Conversion Date, or Initial Loans on the Conversion Date, to Fixed Rate Loans, (E) restrict the right of each Lender to exchange PIK Term Loans on or after the Conversion Date, or PIK Initial Loans on the Conversion Date, for PIK Exchange Securities or (F) make any change to the subordination provisions of this Agreement that adversely affects the rights of any Lender, in each case without the written consent of each Lender directly affected thereby, (ii) (A) amend, modify, or waive any provision of this Section 10.1, (B) reduce the percentage specified in the definition of Required Lenders, (C) consent to the assignment or transfer by the Company of any of its rights and obligations under the Loan Documents except as expressly permitted hereby, or (D) amend, modify or waive any provision in the Exchange Notes that requires (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes, in each case without the consent of all of the Lenders, (iii) amend any provision of Section 8 or of the Subsidiary Guarantee which adversely affects the rights of the holders of Senior Indebtedness or Guarantor Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness or Guarantor Senior Indebtedness (or any group or representative thereof authorized to give consent) consent to such change or (iv) amend, modify or waive any provision of Section 9 without the written consent of the then Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Company, the Lenders, the Agent, and all future holders of the Loans. In the case of any waiver, the Company, the Lenders and the Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

        10.2    Notices.    All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Company and the Agent, and as set forth on its signature pages hereto in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

the Company:	MDP Acquisitions plc c/o Madison Dearborn Partners L.L.C. Three First National Plaza, Suite 3800 Chicago, Illinois 60602 United States
	Attention:	Mr. Samuel M. Mencoff Mr. Thomas S. Souleles
	Telecopy:	+ 1 (312) 895 1001
The Agent:	Deutsche Bank AG London Winchester House 1 Great Winchester Street London EC2N 2DB England
	Attention:	Mr. Richard Peters Mr. Ronald Lane-Smith
	Telecopy:	+ 44 (0) 20 7547 5703/+44 (0) 20 7547 6419

provided that any notice, request or demand to or upon the Agent or the Lenders pursuant to Section 2.2 or 2.5 shall not be effective until received.

        10.3    No Waiver; Cumulative Remedies.    No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder or under the Loan Notes or the Subsidiary Guarantee shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

        10.4    Survival of Representations and Warranties.    All representations and warranties made hereunder, in the Loan Notes and the Subsidiary Guarantee and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

        10.5    Payment of Expenses and Taxes.    The Company agrees (a) to pay or reimburse the Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, the Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agent; provided that any reimbursement of legal fees and disbursements of the Agent for the preparation, execution and delivery of the Loan Documents and the documentation related to the Take-Out Securities until the initial Borrowing Date hereunder and the initial funding date of the Take-Out Securities shall be limited in the aggregate to (I) if the Acquisition occurs, the lesser of (i) $400,000 plus actual disbursements (or such greater amount approved by the Sponsor) and (ii) the actual fees and disbursements incurred by such counsel; and (II) in circumstances where the Acquisition does not occur, 5% of the amount of the "reimbursement fee" received by the Sponsor or its Affiliates from the Target pursuant to its letter agreement dated May 7, 2002 (or such greater amount approved by the Sponsor), which shall be shared with counsel in respect of the Senior Facilities, (b) to pay or reimburse each Lender and the Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Agent and, at any time after and during the continuance of an Event of Default, of one counsel to all the Lenders, and (c) to pay, indemnify, and hold each Lender and the Agent (and their respective directors, officers, employees and agents) harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Agent (and their respective directors, officers, employees and agents) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of the Transaction Documents or the use of the proceeds of the Loans in connection with the Transactions and any such other documents (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided that the Company shall have no obligation hereunder to the Agent, or any Lender (or their respective directors, officers, employees and agents) with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the indemnified party or, in the case of indemnified liabilities arising under the Loan Documents, from material breach by the indemnified party of the Loan Documents, as the case may be. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

        10.6    Successors and Assigns; Participations and Assignments.    (a) This Agreement shall be binding upon and inure to the benefit of the Company the Lenders, the Agent and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender and any assignment or transfer by any Lender of its rights or obligations under the Loan Documents must be made in compliance with this Section 10.6 (and any purported assignment in violation of this Section shall be null and void).

        (b)  Any Lender may, in the ordinary course of its lending or investment business and in accordance with applicable law, in consultation with the Company, at any time sell to one or more financial institutions or other entities ("Loan Participants") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of a participating interest to a Loan Participant, (i) such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible for the performance thereof, (iii) such Lender shall remain the holder of any such Loan (and any Note evidencing such Loan) for all purposes under the Loan Documents, (iv) the Company and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents, and (v) no Loan Participant under any participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except with respect to the matters described in clauses (i) and (ii) of the proviso to the second sentence of Section 10.1. The Company agrees that each Loan Participant shall be entitled to the benefits of Sections 2.9 and 2.10 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.10 such Loan Participant shall have complied with the requirements of said Section and provided, further, that no Loan Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Loan Participant had no such transfer occurred.

        (c)  Any Lender may, in the ordinary course of its lending or investment business and in accordance with applicable law, in consultation with the Company, at any time and from time to time assign to any other Lender or any affiliate thereof or to an additional bank or financial institution (an "Assignee") all or any part of its rights and obligations under the Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit B, executed by such Assignee, such assigning Lender and delivered to the Agent for its acceptance and recording in the Register, provided that if such assignment is of less than all of the rights and obligations of the assigning Lender, the sum of the aggregate principal amount of the Loans, and the aggregate amount of the unused Commitments (i) being assigned to such additional bank or financial institution and (ii) remaining with the assigning Lender are not, in each case, less than €5,000,000 (or such lesser amount as may be agreed to by the Company and the Agent). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto).

        (d)  The Agent, which for purposes of this Section 10.6(d) only shall be deemed an agent of the Company, shall maintain at the address of the Agent referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Agent and the Lenders, shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of the Loan Documents.

        (e)  Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee together with payment to the Agent of a registration and processing fee of €1,500 (only a single €1,500 such fee shall be payable for all such contemporaneous assignments), the Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Company. On or prior to such effective date, the assigning Lender shall surrender any outstanding Loan Notes held by it all or a portion of which are being assigned, and the Company, at its own expense, shall, upon a request to the Agent by the assigning Lender or the Assignee, as applicable, execute and deliver to the Agent (in exchange for outstanding Loan Notes of the assigning Lender, if any) a new Loan Note to the order of such Assignee in an amount equal to the amount of such Assignee's Loans after giving effect to such Assignment and Acceptance and, if the assigning Lender has retained a Loan hereunder, a new Loan Note, to the order of the assigning Lender in an amount equal to the amount of such Lender's Loans after giving effect to such Assignment and Acceptance. Any such new Loan Notes shall be dated the Closing Date and shall otherwise be in the form of the Loan Note replaced thereby. Any Loan Notes surrendered by the assigning Lender shall be returned by the Agent to the Company marked "cancelled."

        (f)    To the extent requested by any Lender, the Company shall execute and deliver to such Lender an Initial Note dated the Closing Date substantially in the form of Exhibit C-1 hereto to evidence the portion of the Initial Loan made by such Lender and with appropriate insertions ("Original Initial Notes"). On each Interest Payment Date, to the extent requested by any Lender, the Company shall execute and deliver to such Lender on such Interest Payment Date a note dated such Interest Payment Date substantially in the form of Exhibit C-1 hereto in a principal amount equal to such Lender's pro rata portion of such Cash Pay PIK Interest Amount or PIK Interest Amount, as the case may be, and with other appropriate insertions (each a "Subsequent Initial Note" and, together with the Original Initial Notes, the "Initial Notes"). A Subsequent Initial Note shall bear interest from the date of its issuance at the same rate borne by all Initial Notes at the date of issuance and from time to time thereafter.

        (g)  Unless converted to an Exchange Note or to PIK Exchange Securities, as the case may be, and, to the extent requested by any Lender, the Company shall execute and deliver to such Lender a Term Note dated the Conversion Date substantially in the form of Exhibit C-2 hereto to evidence the Term Loan made on such date, in the principal amount of the Initial Notes held by such Lender on such date and with other appropriate insertions (collectively, the "Original Term Notes"). On or after the Conversion Date, on each Interest Payment Date, to the extent requested by any Lender, the Company shall execute and deliver to such Lender on such Interest Payment Date a Term Note dated such Interest Payment Date substantially in the form of Exhibit C-2 hereto in a principal amount equal to such Lender's pro rata portion of such Cash Pay PIK Interest Amount or PIK Interest Amount, as the case may be, and with other appropriate insertions (each a "Subsequent Term Note" and, together with the Original Term Notes, the "Term Notes"). A Subsequent Term Note shall bear interest from the date of its issuance at the same rate borne by all Term Notes at the date of issuance and from time to time thereafter.

        (h)  The Company authorizes each Lender to disclose to any Loan Participant or Assignee (each, a "Transferee") and any prospective Transferee, subject to such Transferee or prospective Transferee executing an appropriate confidentiality agreement with such Lender (and for the benefit of the Company), any and all financial information in such Lender's possession concerning the Company and its Affiliates which has been delivered to such Lender by or on behalf of the Company pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Company in connection with such Lender's credit evaluation of the Company and its Affiliates prior to becoming a party to this Agreement.

        (i)    For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law, provided that no such assignment, whether to a Federal Reserve Bank or other entity, shall release a Lender from any of its obligations hereunder or substitute any such Federal Reserve Bank or other entity for such Lender as a party hereto or permit an absolute assignment to occur other than in accordance with such provisions of this Section.

        10.7    Adjustments; Set-off.    (a) If any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of its Loans or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

        (b)  In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, after the occurrence and during the continuance of an Event of Default, without prior notice to the Company, any such notice being expressly waived by the Company to the extent permitted by applicable law, upon any amount becoming due and payable by the Company, as the case may be, hereunder to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Company. Each Lender agrees promptly to notify the Company and the Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

        10.8    Counterparts.    This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Agent.

        10.9    Severability.    Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without, to the extent permitted by law, invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not, to the extent permitted by law, invalidate or render unenforceable such provision in any other jurisdiction.

        10.10    Integration.    This Agreement and the other Loan Documents represent the agreement of the Company, the Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

        10.11    GOVERNING LAW.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

        10.12    Submission To Jurisdiction; Waivers.    The Company hereby irrevocably and unconditionally:

          (a)  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

          (b)  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court or forum and agrees not to plead or claim the same;

          (c)  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to National Registered Agents, Inc., 875 Avenue of the Americas, Suite 501, New York, NY 10001;

          (d)  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e)  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

        10.13    Acknowledgements.    The Company hereby acknowledges that:

          (a)  it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents;

          (b)  neither the Agent nor any Lender has any fiduciary relationship with or duty to the Company arising out of or in connection with the Loan Documents, and the relationship between Agent and Lenders, on one hand, and the Company, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

          (c)  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Company and the Lenders.

        10.14    WAIVERS OF JURY TRIAL.    THE COMPANY, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

        10.15    Confidentiality.    Each Lender shall keep confidential any information supplied to it by or on behalf of the Company or any of its Subsidiaries in connection with the Loan Documents; provided, that, a Lender shall be entitled to disclose information (i) which is publicly available, other than as a result of a breach by that Lender of this Section 10.15, (ii) in connection with any legal or arbitration proceedings, (iii) if required to do so under any law or regulation, (iv) to a governmental, banking, taxation or other regulatory authority if required, (v) to its professional advisers on a confidential basis, (vi) to the extent allowed under the immediately succeeding sentence, (vii) in connection with the exercise of any remedy under the Loan Documents or (viii) with the agreement of the Company or the relevant Subsidiary. A Lender may disclose to an affiliate or any Person with whom it may enter, or has entered, into any kind of transfer, participation or other agreement in relation to this Agreement (i) a copy of any Loan Document and (ii) any information which that Lender has acquired under or in connection with any Loan Document; provided, that, prior to such Person being able to receive any confidential information, it must agree in writing with the relevant Lender (and for the benefit of the Company) to keep that information confidential on the terms of the immediately preceding sentence.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MDP ACQUISITIONS PLC
By:	/s/ SAMUEL MENCOFF
Title:
DEUTSCHE BANK AG LONDON, as Agent and as a Lender
By:	/s/ TIM TAYLOR
Title:
By:	/s/ DAVID WOOD
Title:
MERRILL LYNCH CAPITAL CORPORATION, as a Lender
By:	/s/ STEPHEN PARAS
Title:
JPMORGAN CHASE BANK, as a Lender
By:	/s/ JOHN EMPSON
Title:

LEHMAN COMMERCIAL PAPER INC., as a Lender
By:	/s/ BRUCE HENDRY
Title:
ABN AMRO BANK N.V., as a Lender
By:	/s/ ALBERT CONLAN
Title:
By:	/s/ FRANCIS O'HIGGINS
Title:

QuickLinks

  Exhibit 99(b)(2)
TABLE OF CONTENTS
SECTION 1. DEFINITIONS
SECTION 2. AMOUNT AND TERMS OF LOANS
SECTION 3. REPRESENTATIONS AND WARRANTIES
SECTION 4. CONDITIONS PRECEDENT
SECTION 5. AFFIRMATIVE COVENANTS
SECTION 6. NEGATIVE COVENANTS
SECTION 7. EVENTS OF DEFAULT
SECTION 8. SUBORDINATION
SECTION 9. THE AGENT
SECTION 10. MISCELLANEOUS